Exhibit 10.77
OFFICE LEASE
THIS OFFICE LEASE (the "Lease") is made and entered into as of the Date of this Lease, by and between Landlord and Tenant. "Date of this Lease" shall mean the date on which the last one of the Landlord and Tenant has signed this Lease.
W I T N E S S E T H
Subject to and on the terms and conditions of this Lease, Landlord leases to Tenant and Tenant hires from Landlord the Premises.
1.BASIC LEASE INFORMATION AND DEFINED TERMS. The key business terms of this Lease and the defined terms used in this Lease are as follows:
1.1Landlord. G&I X BRIC FEE OWNER LLC, a Delaware limited liability company authorized to transact business in Florida.
1.2Tenant. D-WAVE COMMERCIAL INC., a Delaware corporation authorized to transact business in Florida.
1.3Building. The buildings located at 4930 Conference Way North, Boca Raton, Florida 33431 (the “4930 Building”) and 4680 Conference Way South, Boca Raton, Florida 33431 (the “4680 Building”). The Building is located within the Project.
1.4Project. The parcel of land and the buildings and improvements on such land known as Boca Raton Innovation Campus located at 5000 T-Rex Avenue, 4800 T-Rex Avenue, 4850 T-Rex Avenue, 5002 T-Rex Avenue, 4560 Communication Avenue, 4660 Communication Avenue, 4910 Communication Avenue, 4950 Communication Avenue, 4960 Conference Way, 4680 Conference Way South, 4530 Conference Way South, 4700 Exchange Court, 4920 Conference Way North, 4930 Conference Way North, and 5050 Conference Way North, Boca Raton, Palm Beach County, Florida. The Project is legally described in EXHIBIT "A" to this Lease.
1.5Premises. Suite No. 125 on the first floor of the 4930 Building and Suite No. 160 on the first floor of the 4680 Building. The Premises are depicted in the sketch attached as EXHIBIT "B". Landlord reserves the right to install, maintain, use, repair, and replace pipes, ducts, conduits, risers, chases, wires, and structural elements leading through the Premises in locations that will not materially interfere with Tenant's Permitted Use of the Premises.
1.6Rentable Area of the Premises. Approximately 26,000 square feet allocated as follows: Suite 125 - 6,000 square feet and Suite 160 - 20,000 square feet. Within 30 days after completion of the Plans for the Premises, Tenant shall have the Rentable Area of the Premises measured by a licensed architect who shall provide a written certification to Landlord and Tenant of the Rentable Area of the Premises. If Landlord disagrees with Tenant’s architect’s measurements of the Premises and wishes to contest such measurement, Landlord and Tenant’s architect will meet to determine the correct Rentable Area of the Premises. If Landlord's architect and Tenant's architect cannot mutually agree within 30 days after meeting, then dispute shall be resolved by an independent architect or engineer to be mutually agreeable to Landlord and Tenant, the cost of whose services shall be shared equally by Landlord and Tenant. If the final agreed Rentable Area is determined to be different than the figure stated above, then the Base Rent, Allocated Share, and other charges and figures in this Lease based on Rentable Area shall be appropriately adjusted and memorialized in the Commencement Date letter (as described in Article 2).
1.7Permitted Use of the Premises. General office and research and development purposes only (see the Use article). Tenant's use may include conference facilities, data center, and dining areas (including related food preparation area servicing Tenant’s employees and its guests), and any other legally permitted office and research and development uses consistent with uses customarily permitted in comparable office buildings and research and development facilities in Comparable Buildings (and as to research and development, including without limitation the handling of any hazardous materials utilized by Tenant in accordance with all applicable environmental laws). For clarity, Tenant intends to use Suite 125 (4930 Building) as office space and Suite 160 (4680 Building) as research and development space.
1.8Commencement Date. The earlier to occur of (a) the date of Substantial Completion of the Tenant Improvements, or (b) the date that is 14 months after the Date of this Lease and Landlord’s delivery of vacant possession of the Premises to Tenant. "Substantial Completion" or "substantially complete" shall mean the date that a Certificate of Occupancy or its equivalent, including a Temporary or Conditional Certificate of Occupancy, a Certificate of Completion or Certificate of Final Inspection, is issued by the appropriate local government entity concerning the Tenant Improvements, or, if no such Certificate will be issued for the Tenant Improvements, the date on which the Tenant Improvements are substantially complete so that Tenant may use
Certain identified information has been excluded from the exhibit because it is (i) not material and (ii) the type that the registrant treats as private or confidential. Redacted information is marked with a [*****].

the Premises for their intended purpose, notwithstanding that punch list items or insubstantial details concerning construction, decoration, or mechanical adjustment remain to be performed.
1.9Lease Term. A term commencing on the Commencement Date and continuing for 128 full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease. If the Commencement Date falls on a day other than the first day of a month, then for purposes of calculating the length of the Lease Term, the first month of the Lease Term shall be the month immediately following the month in which the Commencement Date occurs. If applicable, Tenant shall pay prorated Rent calculated on a per diem basis for the partial month in which the Commencement Date occurs (at the rate in effect for the first month of the Lease Term for which Rent has not been abated or reduced).
1.10Base Rent. The following amounts:

Period	Rate P/S/F Per Annum	Monthly Base Rent	Period Base Rent
Months 1 – 12	$34.00	$73,666.67	$884,000.00*
Months 13 – 24	$35.02	$75,876.67	$910,520.00
Months 25 – 36	$36.07	$78,151.67	$937,820.00
Months 37 – 48	$37.15	$80,491.67	$965,900.00
Months 49 – 60	$38.26	$82,896.67	$994,760.00
Months 61 – 72	$39.41	$85,388.33	$1,024,660.00
Months 73 – 84	$40.59	$87,945.00	$1,055,340.00
Months 85 – 96	$41.81	$90,588.33	$1,087,060.00
Months 97 – 108	$43.06	$93,296.67	$1,119,560.00
Months 109 – 120	$44.35	$96,091.67	$1,153,100.00
Months 121 – 128	$45.68	$98,973.33	$791,786.64

*Base Rent Credit. The “Rent Credit Period” shall be the first eight full calendar months of the Lease Term. Provided that Tenant is not in default of this Lease beyond any applicable grace period at any time during the Rent Credit Period, Tenant shall have a Rent credit in the amount of the Base Rent owed for the Rent Credit Period, which credit shall be applied to the installments of Base Rent due for those months. Accordingly, if the Commencement Date occurs on a day other than the first day of the month, the prorated Rent for the first partial month of the Lease Term shall be due on the Commencement Date and the Rent Credit Period shall commence on the first day of the first full calendar month of the Lease Term and shall expire on the last day of the eighth full calendar month of the Lease Term. Tenant shall remain liable for all Additional Rent owed under this Lease during the Rent Credit Period, including Tenant’s Allocated Share of Operating Costs.
1.11Allocated Share. 1.56% (based on the ratio of the square footage of the Premises to the square footage of the Project, which is 1,669,732 rentable square feet). This share is a stipulated percentage, agreed upon by the parties, and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease.
1.12Letter of Credit. $1,000,000.00 unconditional, irrevocable and transferable commercial standby Letter of Credit, to be delivered to Landlord within 60 days after the Date of this Lease. Provided as of each applicable Reduction Date (as shown in the table below) (i) Tenant is not in default of this Lease beyond any applicable grace or cure period, (ii) Tenant has been current in all of its monetary and other obligations under this Lease during the 12-month period preceding the applicable Reduction Date within any applicable grace or cure periods, and (iii) Landlord has not drawn on the Letter of Credit for a default by Tenant, then the required amount of the Letter of Credit (the “Required Amount”) may be reduced effective as of the first day of the applicable calendar month for each Reduction Date as shown in the table below, and Tenant may deliver to Landlord a new Letter of Credit stating the reduced Required Amount to replace the Letter of Credit then being held by Landlord or an amendment or addendum to the existing Letter of Credit reducing the amount to the Required Amount. Notwithstanding the foregoing, in no event shall the Required Amount ever be less than $100,000.00. (See Letter of Credit article.)

1.1Reduction Date	1.1Reduction Amount	1.1Required Amount
1.1Month 25	1.1$250,000	1.1$750,000
1.1Month 37	1.1$150,000	1.1$600,000
1.1Month 49	1.1$150,000	1.1$450,000
1.1Month 61	1.1$150,000	1.1$300,000
1.1Month 73	1.1$150,000	1.1$150,000
1.1Month 85	1.1$50,000	1.1$100,000
1.13
1.14Prepaid Rent. $97,500.00 (Base Rent and Operating Costs for the first month of the Lease Term for which rent is due and not credited), to be paid to Landlord upon execution of this Lease by Tenant.
1.15Tenant's Notice Address. All notices to Tenant under this Lease should be sent to: D-Wave Commercial Inc., 3033 Beta Avenue, Burnaby, BC V5G 4M9, Canada, Attention: Blake Dishman, Manager, Facilities, Email: [*****]; with a copy to Legal Department, Email: [*****].
1.16Landlord's Notice Address.
G&I X BRIC Fee Owner LLC
c/o CP Group
Boca Raton Innovation Campus
5000 T-Rex Avenue, Suite 160
Boca Raton, Florida 33431
Attention: Michael Perrette, General Manager

With copies to:

CPPM BRIC LLC
5355 Town Center Road, Suite 350
Boca Raton, Florida 33486

DRA Advisors
575 Fifth Avenue, 38th Floor
New York, New York 10017
Attention: Robert Hyman, Managing Director – Asset Management

1.17Landlord's Address for Payments.
Bank: [*****]
Account Name: G&I X BRIC Fee Owner LLC
Account Number: [*****]
Routing number ACH/EFT: [*****]
Routing number DOM. WIRES: [*****]
1.18Tenant Improvement Allowance. $2,600,000.00 ($100.00/sf), to be paid in accordance with EXHIBIT “E” of this Lease.
1.19Landlord's Broker. CBRE, Inc.
1.20Guarantor. D-WAVE QUANTUM INC., a Delaware corporation, and any other party who subsequently guarantees all or any part of Tenant's obligations under this Lease (see EXHIBIT "C").
1.21Parking Spaces. 104 total spaces allocated as follows: four reserved spaces in close proximity to the entrance of Suite 125, and 100 unreserved spaces, at no rental charge for the use of such spaces (see Parking article).

1.22Additional Definitions:
1.22.1Base Building. The components of the Building provided by Landlord comprised of the Building’s core and shell.
1.22.2Building Standard. The minimum or exclusive type, brand, grade, or quality of materials, services, charges, or other terms, that Landlord designates from time to time to be used, required, or applied in or for the Building.
1.22.3Business Days. All days other than Saturdays, Sundays, or Legal Holidays.
1.22.4Comparable Buildings. Buildings in the same market area as the Building of comparable class, size, age, use, type, and quality.
1.22.5Landlord Parties. Landlord and Landlord's directors, officers, partners, members, shareholders, managers, employees, agents, affiliates, subsidiaries, mortgagee (of all or any portion of the Building or Project), managing agent, contractors, successors, and assigns.
1.22.6Legal Holidays. New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day.
1.22.7Parties. The Landlord Parties or Tenant Parties, or both, as the context so permits.
1.22.8Tenant Parties. Tenant and Tenant's directors, officers, partners, members, shareholders, managers, employees, agents, contractors, guests, and invitees.
2.LEASE TERM. This Lease shall constitute a legally binding and enforceable agreement as of the Date of this Lease. Tenant shall have and hold the Premises for the Lease Term. The Lease Term shall commence on the Commencement Date. Landlord shall determine the Commencement Date as provided in the Basic Lease Information and Defined Terms article of this Lease, and shall notify Tenant of the date so determined. Tenant shall, if Landlord so requests, thereafter execute and return within 10 days a letter confirming the Commencement Date and the expiration date of this Lease.
3.USE.
3.1General. Tenant shall use and occupy the Premises only for the Permitted Use. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. Tenant shall comply with the Rules and Regulations. "Rules and Regulations" shall mean the rules and regulations for the Project promulgated by Landlord from time to time. Landlord will not be liable for violations of any Rules and Regulations committed by other tenants. The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT "D". Current and future Rules and Regulations shall not be enforced in a discriminatory manner as to Tenant. In the event of a conflict between current or future Rules and Regulations, and Tenant's rights under this Lease, this Lease shall control.
3.2Sustainability Guidelines. Landlord may, in Landlord's sole and absolute discretion, elect to apply to obtain or maintain a LEED®, Energy Star, WELL Health-Safety Rating, Fitwel®, or other applicable “green”, “sustainable” or “health and well-being” building accreditation or certification for the Project (or portion of the Project), where applicable, in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time, "Landlord's Sustainability Guidelines"). Tenant shall comply with Landlord’s reasonable Sustainability Guidelines, including using commercially reasonable efforts to operate in the Premises in a manner that does not adversely affect Landlord's efforts to obtain or maintain any such the accreditation or certification or conflict with Landlord’s Sustainability Guidelines. Tenant shall work with Landlord on procurement of sustainable goods and services by coordinating with Landlord's property manager Tenant's procurement of goods and services for the Premises in furtherance of Landlord's Sustainability Guidelines. Landlord's access rights under this Lease shall include monitoring of Tenant's compliance with such Sustainability Guidelines. Tenant shall provide all reasonable and accurate information requested by Landlord as may be required to pursue or maintain any green rating, accreditation, or certification or to otherwise comply with any mandatory environmental or "green" rating systems, or which may be required any law or governmental or quasi-governmental regulation regarding disclosure of energy efficiency data with respect to the Building, including reporting the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant's name, the number of employees working within the Premises, the operating hours for Tenant's business in the Premises, the type and number of equipment operated by Tenant in the Premises, information pertaining to Tenant Alterations, and document shredding and recycling (Tenant will provide such disclosures to Landlord within 10 Business Days of request, on a non-confidential basis, and Tenant acknowledges and agrees that such information may be disclosed to applicable green rating or certification entities, utility providers, and governmental entities requesting such data without liability to Landlord). Notwithstanding anything contained in this Lease, Landlord does not and cannot guaranty or warrant that LEED® or any other "green" or “health and well-being” certifications for the Building will be obtained or maintained during the Lease Term, and Tenant expressly acknowledges that it has not relied upon any representations or statements of Landlord or its agents, oral or written, regarding sustainability, LEED®, or other green building certification in entering into this Lease, or that the Building does now or will in the future perform at any level of energy and water efficiency, indoor air quality, or other operational efficiency, and in any of such events, Landlord shall not be in default of this Lease or have any liability whatsoever to Tenant for damages or otherwise, nor shall Tenant be entitled to terminate this Lease as a result of any of the foregoing. Tenant is not required to provide any information which, in Tenant's reasonable and good faith judgment, constitutes trade secrets or confidential information or could compromise Tenant's competitiveness.
3.3    Notwithstanding the foregoing, Sustainability Guidelines may be applied Landlord only to Suite 125 of the Premises and may not be made applicable Suite 160 of the Premises.
3.4T-Rex Corporate Center Declaration. The Project is subject to the Declaration of Covenants and Restrictions for T-Rex Corporate Center recorded in Official Records Book 14478, Page 499 of the Public Records of Palm Beach County, Florida (as amended from time to time, the “T-Rex Corporate Center Declaration”), which governs certain matters with respect to the development, management, and maintenance of the Project and to satisfy requirements with respect to surface water management, drainage, and other aspects of the Project. The T-Rex Corporate Center Declaration created the T-Rex Corporate Center Association, Inc. (the “T-Rex Association”) to perform certain management, operational, and maintenance obligations. The T-Rex Association has the authority to levy annual and special assessments against the Project to pay for the obligations of the T-Rex Association. This Lease is subject to, and Tenant shall comply with, the terms and provisions of the T-Rex Corporate Center Declaration.
3.5BRIC Declaration. The Project is subject to the Declaration of Covenants and Easements (Boca Raton Innovation Campus) recorded in Official Records Book 31986, Page 1657 of the Public Records of Palm Beach County, Florida (as amended from time to time, the “BRIC Declaration”), which governs certain matters with respect to the development, management, and maintenance of the Project. Under the BRIC Declaration, the “Declarant,” which as of the Date of this Lease, is Landlord, is responsible for the repair and maintenance of the common areas under the BRIC Declaration. Under the BRIC Declaration, Landlord is responsible for a pro rata share of the operating costs associated with the Building. This Lease is subject to, and Tenant shall comply with, the terms and provisions of the BRIC Declaration. The costs and expenses paid by Landlord as an “Owner” under the BRIC Declaration shall be included in and constitute Operating Costs.
3.6BRIC Land Condominium. The Building is part of the Boca Raton Innovation Campus Land Condominium, a land condominium (the “Condominium”) and is subject to the Declaration of Condominium for Boca Raton Innovation Campus Land Condominium recorded in Official Records Book 31997, Page 857 of the Public Records of Palm Beach County, Florida (as amended from time to time, the “BRIC Condo Declaration”). The BRIC Condo Declaration created the Boca Raton Innovation Campus Land Condominium Association, Inc. (the “Condo Association”), which is the entity responsible for the operation of the Condominium. This Lease is subject to, and Tenant shall comply with, the terms and provisions of the BRIC Condo Declaration and the Articles of Incorporation, Bylaws, and Rules and Regulations of the Condo Association (collectively, the “Condo Documents”). Landlord shall retain all voting rights provided to it as the owner of the Building under the Condo Documents. The fees and assessments paid by the Landlord under the BRIC Condo Declaration shall be included in and constitute Operating Costs.
3.7Transit/Transportation Demand Management Program. Tenant acknowledges that, due to the nature and size of the Project, Landlord is required by applicable governmental authorities to participate in, and encourage tenants to participate in, carpool programs, mass transit programs, flexible shift and other flexible time programs, and other traffic reduction programs and measures (collectively, the “TDM Plan”). Pursuant to the T-Rex Corporate Center Declaration, the T-Rex Association is required to implement and operate the TDM Plan. This Lease is subject to, and Tenant shall comply with, the terms and provisions of the TDM Plan. The fees and expenses paid by the Landlord in connection with the TDM Plan shall be included in and constitute Operating Costs.
3.8Further Development of the Project. Landlord may, from time to time, but shall have no obligation to, further develop the Project by, among other things, construction of additions to the Building or additional buildings, structures, or other improvements and facilities in or on the Project, the Common Areas, or adjoining or near the Project, and make alterations and additions to them, rearrangements of them, sell or demolish parts of them which may be for parking, hotel, office, theater, cinema, recreational, athletic, entertainment, multi-family residential, condominium, grocery store, and retail uses. In addition, Landlord may alter the present location of the Parking Areas in the Project and alter current parking arrangements, including construction or replacement of surface parking lots, parking garages, multiple deck, elevated, or underground parking facilities and require Tenant to utilize temporary parking during construction. Tenant shall have no right to light or air space surrounding the Premises and Landlord may construct improvements on any contiguous or surrounding property. Tenant acknowledges that construction activities in connection with any further development of the Project may cause temporary inconvenience such as noise, dust, vibration, odors, traffic, disruption of the Common Areas and portions of the Project outside of the Building, temporary interference with Parking Areas, and the presence of construction vehicles, equipment, and workers. Tenant acknowledges that these disruptions shall not constitute breaches of the covenant of quiet enjoyment or otherwise constitute defaults by Landlord under this Lease or afford Tenant any rights of any type or nature against Landlord. In exercising its rights under this section, Landlord shall use commercially reasonable efforts to minimize material and adverse interference with (i) Tenant’s ability to reasonably access the Premises, (ii) the number of parking spaces required to be provided to Tenant however or wherever provided, (iii) Tenant’s ability to operate its business operations in the Premises for the Permitted Use, and (iv) the services that Landlord is required to provide to Tenant under this Lease.
3.9Declarations. Landlord represents that, to its knowledge, as of the Date of this Lease (i)  office and research and development uses is permitted (or not prohibited) under the T-Rex Corporate Center Declaration, the BRIC Declaration, and the BRIC Condo Declaration (collectively, the "Declarations)", and (ii) Landlord will not vote for any amendments to the Declarations that would prohibit use of the Premises for office and research and development uses, and (iii) Landlord has obtained any consents for this Lease required under the Declarations prior to the Date of this Lease.
4.RENT. Tenant shall pay Rent to Landlord in lawful United States currency, together with any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed on any Rent due under this Lease. All Base Rent and Additional Rent for Operating Costs shall be payable in monthly installments, in advance, beginning on the Commencement Date (subject to the Rent Credit Period), and continuing on the first day of each and every calendar month thereafter during the Lease Term. Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be "Additional Rent". Except as otherwise provided, all Additional Rent payments (other than Operating Costs which are due together with Base Rent) are due 30 days after delivery of an invoice. The term "Rent" when used in this Lease includes Base Rent and all forms of Additional Rent. All Rent shall be paid to Landlord without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, by wire transfer (via Fedwire), automated clearinghouse (ACH), or electronic funds transfer (EFT) of immediately available funds to Landlord’s Address for Payments, or at such other place as Landlord designates in writing to Tenant. Tenant’s obligations to pay Rent are covenants independent of the Landlord’s obligations under this Lease, except as specifically provided in this Lease.
5.OPERATING COSTS.
5.1General. Tenant shall pay to Landlord its Allocated Share of Operating Costs in accordance with the terms and provisions of this article and based on the following.
5.2Defined Terms. The following terms shall have the following definitions:
5.2.1"Real Estate Taxes" shall mean the total of all taxes, assessments, and other charges by any governmental or quasi-governmental authority that are assessed, levied, or in any manner imposed on the Project, whether general, extraordinary, foreseen or unforeseen, including, all charges on the tax bills for the Project, real and personal property taxes, special district taxes and assessments, franchise taxes, solid waste assessments, non-ad valorem assessments or charges, and all payments in lieu of taxes under applicable agreements. If a tax shall be levied against Landlord in substitution in whole or in part for, or in addition to, the Real Estate Taxes or otherwise as a result of the ownership of the Project, then the other tax shall be deemed to be included within the definition of "Real Estate Taxes". Real Estate Taxes also includes all reasonable costs incurred by Landlord in contesting the assessed value of the Project for purposes of determining the proper amount of Real Estate Taxes levied or assessed against the Project, including reasonable attorneys', consultants', and appraisers' fees.
5.2.2"Operating Costs" shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, and maintenance of the Project and the services provided tenants in the Project. By way of explanation and clarification, but not by way of limitation, Operating Costs will include the costs and expenses incurred for the following: Real Estate Taxes; Common Area pest control; trash and garbage removal (including dumpster rental); porter and matron service; concierge services; security; the operation of any amenities (e.g., conference center and fitness center) (but not imputed rent for amenity space); voluntary or governmentally-required transportation, shuttle, or mass transit services including transit contribution fees; Common Areas decorations; repairs, maintenance, and alteration of building systems, Common Areas, and other portions of the Project to be maintained by Landlord; amounts paid under easements or other recorded agreements affecting the Project, including assessments by property owners' or condominium associations; repairs, maintenance, replacements, and improvements for the continued operation of the Project as a first-class project; improvements intended to comply with Landlord’s sustainability guidelines and Building energy performance standards, where applicable, including maintaining “green”, “sustainable”, or “health and well-being” accreditations, certifications, or ratings, improving the environmental performance or efficiency of the Building, and reporting, accreditation, certification, rating, and commissioning costs; improvements required by law; improvements in security systems; materials, tools, supplies, and equipment; expenditures designed to result in savings or reductions in Operating Costs; landscaping, including fertilization and irrigation supply, Parking Area maintenance (including repaving, restriping, repair, and painting); valet service;

property management fees not to exceed 5% of gross revenues; an on-site management office; all utilities serving the Project and not separately billed to or reimbursed by any tenant of the Project; cleaning, window washing, and janitorial services; all insurance customarily carried by owners of Comparable Buildings or required by any mortgagee of the Building (including the amount of any deductible paid by Landlord or deducted from any insurance proceeds paid to Landlord); supplies; service and maintenance contracts for the Project, including life-safety/fire system monitoring; wages, salaries, and benefits or similar expenses of management and operational personnel employed by or otherwise paid for by Landlord, up to and including the property manager and a pro rata share of the cost of Landlord's regional property or portfolio manager (including an allocated share only of the wages and benefits of personnel who provide services to more than one building, which allocated share shall be determined by Landlord in its reasonable business judgment); social security, unemployment, and other payroll taxes, the cost of providing disability and worker's compensation coverage imposed by any applicable law or otherwise with respect to the employees; accounting, and administrative costs; and uniforms and working clothes for employees and the cleaning of them. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this section with entities that are affiliated with Landlord.
Notwithstanding the foregoing or anything to the contrary contained in this Lease, Operating Costs shall not include:

(i)costs of preparing, improving or altering space for any new or renewal tenant;
(ii)payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Project, or the amortization of funds borrowed by Landlord (other than as permitted with respect to Capital Costs);
(iii)costs of leasing or other brokerage commissions, legal, space planning, construction, and other expenses incurred or concessions given in procuring tenants for the Project or incurred solely with respect to individual tenants or occupants of the Project, and any payments made to relocate or remove from the Project any existing tenants;
(iv)except for the amortized cost of Capital Costs, as expressly provided below, capital improvements, and capital expenditures or amounts paid for rental of equipment that if purchased by Landlord would be a capital improvement;
(v)non-cash items, such as deductions for depreciation and amortization of the Project and the Project equipment (other than Capital Costs), interest on capital invested (other than Capital Costs), bad debt losses, rent losses and reserves for such losses, and reserves for repairs, maintenance and replacements;
(vi)costs of painting, redecorating, or other services or work performed for the exclusive benefit of any tenant or occupant;
(vii)salaries, wages, or other compensation paid to officers or executives of Landlord or any other person above the level of the Project manager plus one (1) regional manager and a Project accountant;
(viii)salaries, wages, or other compensation or benefits paid to employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Project; provided however, Operating Costs may include Landlord’s reasonable allocation of wages, salary, or other compensation or benefits paid to any employee to the extent such employee is assigned or devotes services on a part-time basis to the operation, management, maintenance, or repair of the Project;
(ix)Landlord’s costs incurred on a shared basis with other properties, such as centralized accounting costs, unless the allocation is made on a reasonable and consistent basis that fairly reflects the share of any costs attributable to the Project;
(x)costs of marketing, advertising and public relations associated with the leasing of the Project and costs of signs in or on the Project identifying the owners, managers or leasing agents, or sign panels identifying other tenants of the Project, provided this exclusion shall not apply to any exterior Building signage for purposes of identifying the Project such as monument signage, directional signage, and the Building address;
(xi)original construction costs of the Project and any expenses for replacements arising from defects in the original construction of the Project, except that for the purposes of this exclusion, costs of general maintenance and repair and ordinary wear and tear shall not be considered related to defects;

(xii)any costs, fines or penalties incurred by reason of (i) Landlord’s failure to timely pay when due any Operating Costs, or (ii) the violation by Landlord, or any other tenant, of any law, including, but not limited to, the removal of hazardous materials from the Project (including, without limitation, laws governing fire, life, safety and disabilities) in each instance only to the extent in excess of the amount that would have been included in Operating Costs in the absence of such failure or violation by Landlord;
(xiii)costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with leasing agents, purchasers or mortgagees of the Project;
(xiv)costs incurred in connection with the sale, financing, refinancing, mortgaging, selling, ground leasing, or change of ownership of all or any part of, or interest in, the Project;
(xv)costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord (such as trustee’s fees, annual fees, corporate or partnership organization or administration expenses (including resident agent fees)), including legal entity formation and legal entity accounting;
(xvi)general overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent not reasonably related to the operation of the Project;
(xvii)Fees paid to affiliates of Landlord in excess of the rates then customarily charged for similar services by providers with equal or better qualifications for Comparable Buildings;
(xviii)costs or expenses of utilities directly metered to tenants and costs of utilities incurred directly by retail tenants in the Project and billable directly to the tenant by the local public service company;
(xix)ground rent under any ground lease;
(xx)costs of any “tap fees” or one-time lump sum sewer or water connection fees or impact fees for the Project;
(xxi)political or charitable contributions;
(xxii)acquisition costs for sculpture, paintings and other art objects;
(xxiii)costs and expenses attributable to any hazardous materials as defined under laws in effect as of the Date of this Lease or the testing, investigation, management, maintenance, remediation, or removal thereof;
(xxiv)specific expenses for which Landlord is actually reimbursed by another source, such as repair or replacement of any item covered by warranty or property insurance proceeds, to the extent the recovery constitutes reimbursement for costs included in Operating Costs (net of costs of collection);
(xxv)costs and expenses relating to any meeting facilities or auditoriums, hotel, dining or eating facility, or any observatory, antenna or other unusual facility (such as imputed rent for any Project fitness facility or conference center, and the costs for services rendered in connection with each of them), except that if there are Project amenities available to Tenant at no charge or at Project-standard charges for use thereof, reasonable operating expenses for such amenities may be included in Operating Costs, after deducting fees and charges for such use paid by Tenant or other tenants; and
(xxvi)costs and expenses arising from the adjudicated negligence or other tortious conduct of Landlord.
5.2.3"Capital Costs" shall mean capital improvements or replacements made by Landlord solely either (a) to reduce (or reduce increases in) Operating Costs (but the pass-through shall not materially exceed the reduction), or (b) pursuant to legal requirements first applicable to the Project after the Commencement Date of this Lease, in each case amortized over the estimated useful life of the capital item, with interest at 8% per annum.

5.3Tenant Specific Operating Costs. If Tenant requests any additional services from Landlord beyond those required of Landlord under this Lease, or if Tenant's occupancy and the nature of Tenant's business or operations within the Premises, or both or the relative intensity or quantity of use of services (at any time) or the hours of operation is such that additional costs are incurred by Landlord for insurance, cleaning, water, electricity, or other utilities, sanitation, refuse removal, pest control or other Operating Costs beyond the costs incurred by Landlord for general office tenants, Tenant agrees to pay to Landlord from time-to-time, as Additional Rent, the amount of such additional costs within 15 days of receipt of an invoice therefor.
5.4Variable Operating Costs. For any year that the entire Building (or Project) is not occupied or Landlord is not furnishing utilities or services to all of the premises in the Building (or Project), then the Variable Operating Costs for such year shall be "grossed up" (using reasonable projections and assumptions as determined by Landlord) to the amounts that would apply if the entire Building or Project was completely occupied and all of the premises in the Building were provided with the applicable utilities or services. "Variable Operating Costs" are Operating Costs that are variable with the level of occupancy of the Building or Project (such as janitorial services, utilities, refuse and waste disposal, and management fees).
5.5Payment. Landlord shall reasonably estimate the Operating Costs that will be payable for each calendar year. Tenant shall pay one-twelfth of its Allocated Share of the estimated Operating Costs monthly in advance, together with the payment of Base Rent. Should any assumptions used in creating a budget change, Landlord may adjust the estimated monthly Operating Costs payments to be made by Tenant by notice to Tenant. After the conclusion of each calendar year, Landlord shall furnish Tenant a detailed statement of the actual Operating Costs for the year; and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require. Tenant waives and releases any and all objections or claims relating to Operating Costs for any calendar year unless, within 150 days after Landlord provides Tenant with the annual statement of the actual Operating Costs for the calendar year, Tenant provides Landlord notice that it disputes the statement and specifies the matters disputed. If Tenant disputes the statement, Tenant shall continue to pay the Rent in question to Landlord in the amount provided in the disputed statement pending resolution of the dispute. As of the Date of this Lease, estimated Operating Costs for calendar year 2026 are 11.00/sf, which estimate is subject to change and is not guaranteed.
If Tenant disputes the amount of Operating Costs as set forth on the annual statement. Tenant, upon at least fifteen (15) days’ prior written notice to Landlord, during normal business hours, and at Tenant’s expense, shall have reasonable access to appropriate books and records of Landlord relating to Operating Costs for the purpose of inspecting (including copying), auditing, and verifying the amount of Operating Costs set forth on the annual statement. The books and records shall be made available at such location in the continental United States where Landlord regularly keeps its books and records (or at Landlord’s election such books and records shall be made available to Tenant electronically). (Prior to the audit commencing, upon Tenant's request, Landlord will reasonably cooperate with Tenant in order to review the billing in question and the back-up documentation therefor, in order to explain any questions Tenant may have prior to Tenant conducting the audit.) Only Tenant or a nationally or regionally recognized accounting firm or lease audit firm shall have access to the books and records of Landlord, and Tenant shall (and shall cause such firm to) keep all such information confidential pursuant to a standard form non-disclosure agreement provided by Landlord and executed by Tenant and its accounting or lease audit firm. In no event may Tenant engage or consult with an accountant, consultant or other party with respect to Operating Costs if any portion of such party’s fee is on a contingency basis or otherwise based in any manner on any savings in Tenant’s Additional Rent obligations under this Lease. The audit must be completed within two hundred seventy (270) days after the Tenant’s receipt of the applicable annual statement, pertain to only that annual statement (except that Tenant shall have the right to collect an overpayment for up to the two (2) calendar years prior to the annual statement in question for a material issue identified during the audit if the prior two (2) years were not audited), and be conducted no more than once per year. Tenant shall certify to Landlord, in writing, that it is in compliance with the requirements of the preceding sentence hereof.
If, at the conclusion of such audit, Tenant's audit of such expenses for the preceding year indicates that Tenant made an overpayment to Landlord for such preceding year, Landlord shall credit such amount to Tenant's subsequent payments of Rent, or if the Lease has terminated, remit the amount of such overpayment to Tenant within thirty (30) days after receipt of notice from Tenant of the amount of such overpayment. If, at the conclusion of such audit, such audit reveals an underpayment by Tenant, Tenant will remit the amount of such underpayment within thirty (30) days of Tenant becoming aware of such underpayment. Landlord shall pay the actual and reasonable cost of Tenant's audit if the total amount of Operating Costs used for the calculation of pass-throughs for the year in question exceeded five (5%) percent or more of the total amount of Operating Costs that should properly have been used not to exceed $3,500. Any dispute between the parties as to Operating Costs shall be settled by arbitration held in Palm Beach County in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force with the following exceptions. There shall be a single arbitrator selected by the American Arbitration Association. The arbitrator shall have at least 10 years’ experience in the supervision of the operation and management of major office buildings in the market area of the Project. The determination of the arbitrator shall be final, binding, and conclusive on all the parties, and judgment may be rendered on it by any court having jurisdiction, upon application of either Landlord or Tenant.
5.6Alternate Computation. Instead of including in Operating Costs certain costs, Landlord may bill Tenant and Tenant shall pay for those costs in any one or a combination of the following manners: (a) direct charges for services provided for the exclusive benefit of the Premises that are subject to quantification; (b) based on a formula that takes into account the relative intensity or quantity of use of utilities or services by Tenant and all other recipients of the utilities or services, as reasonably determined by Landlord; or (c) pro rata based on the ratio that the Rentable Area of the Premises bears to the total rentable area of the tenant premises within the Building that are benefited by such costs.
5.7Controllable Costs. Notwithstanding anything contained in this Lease to the contrary, for purposes of computing Tenant's Allocated Share of Operating Costs, Controllable Costs (as defined in this section) for any calendar year shall not exceed the Cap Amount (as defined in this section) for that calendar year. The "Cap Amount" for any given calendar year during the Lease Term shall be an amount determined by increasing the Controllable Costs for the calendar year in which the Commencement Date occurs by 5% per annum on a cumulative and compounding basis. "Controllable Costs" shall mean all Operating Costs other than Operating Costs which are not within Landlord’s control, such as, but not limited to, the following: Real Estate Taxes, insurance related costs, premiums, and deductibles, life safety and security costs, utility and waste collection related costs, property management fees, and property owners’ or condominium association assessments, costs resulting from acts of God, and the amortized costs of capital improvements (or, if the item in question is leased rather than purchased, the rental costs incurred) if the capital improvements are required to comply with laws not in effect on the Date of this Lease or are otherwise required on an emergency basis. In addition, the Cap Amount shall exclude increases in Controllable Costs resulting from increases in the minimum hourly wage rate in effect as of the Date of this Lease. In no event shall this cap apply to Operating Costs other than Controllable Costs. If at any time Landlord or its principals control any association and/or the declarant under the Declarations, as applicable, Landlord will not seek to circumvent the Cap Amount by allocating expenses to the Declarations, as applicable, that would otherwise be customarily considered in the real estate industry an Operating Cost.
6.ASSIGNMENT OR SUBLETTING.
6.1General; Definition of Transfer. Neither Tenant nor Tenant's legal representatives or successors in interest by operation of law or otherwise shall transfer this Lease except as provided in this article. For purposes of this article, a "transfer" shall mean any of the following: (a) an assignment of this Lease; (b) a collateral assignment, mortgage, or other encumbrance involving this Lease; (c) a sublease, license agreement, or other agreement permitting all or any portion of the Premises to be used by others; (d) intentionally omitted; (e) the agreement by a third party to assume, take over, or reimburse Tenant for any of Tenant's obligations under this Lease in order to induce Tenant to lease space from the third party; or (f) any transfer of direct or indirect control of Tenant, which shall be defined as any issuance or transfer of stock in any corporate tenant or subtenant or any interest in any non-corporation entity tenant or subtenant, by sale, exchange, merger, consolidation, operation of law, or otherwise, or creation of new stock or interests, by which an aggregate of 50% or more of Tenant's stock or equity interests shall be vested in one or more parties who are not stockholders or interest holders as of the Date of this Lease, or any transfer of the power to direct the operations of any entity (by equity ownership, contract, or otherwise), to one or more parties who are not stockholders or interest holders as of the Date of this Lease, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions. This section shall not apply to sales of stock by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934 as amended, which sales are effected through any recognized securities exchange. Any modification or amendment to any sublease of any portion of the Premises shall be deemed a further sublease of this Lease. As used in this article, the term "transferee" shall include any assignee or subtenant of Tenant or any other party involved in any of the other transactions or events constituting a transfer. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord's written consent to any further transfer. Any transfer by Tenant in violation of this article shall be void and shall constitute a default under this Lease. In addition, any transfer is subject to the terms of the Condominium Documents.
6.2Request for Consent. If Tenant requests Landlord's consent to a transfer, it shall submit in writing to Landlord, not later than 30 days before any anticipated transfer, (a) the name and address of the proposed transferee, (b) a duly executed counterpart of the proposed transfer agreement, (c) reasonably satisfactory information as to the nature and character of the business of the proposed transferee, as to the nature and character of its proposed use of the space, and otherwise responsive to the criteria set forth in the Reasonable Consent section of this article, and (d) banking, financial, or other credit information relating to the proposed transferee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed transferee, including balance sheets and profit and loss statements for the transferee covering the three years before the transfer, certified by the transferee.
6.3Recapture. If Tenant proposes to assign this Lease or sublet all or substantially all of the Premises, Landlord shall have the option to cancel and terminate this Lease as of the proposed commencement date for the transfer, to be exercised within 15 Business Days from submission of Tenant's request for Landlord's consent to a specific transfer. If Landlord elects to recapture, Tenant can void the recapture by rescinding its request to assign or sublease by written notice within ten Business days after receipt of Landlord's exercise of the recapture.
6.4Reasonable Consent. If Landlord does not elect to recapture the Premises as provided in the Recapture section of this article, Landlord shall not unreasonably withhold or delay its consent to a proposed transfer. If Landlord fails to recapture, withhold consent, or grant consent within 15 Business Days from submission of Tenant's request for Landlord's consent to a specific transfer, Tenant may give to Landlord a notice of such failure which shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE THE PROPOSED [ASSIGNMENT/SUBLEASE] WITHIN FIVE BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH [ASSIGNMENT/SUBLEASE],” and, if Landlord shall fail to recapture, withhold consent, or grant consent within such five Business Day period,

Landlord shall be deemed to have consented to the assignment or sublease in question. It shall be deemed reasonable for Landlord to withhold consent to any proposed transfer if any of the following conditions have not been established to Landlord's reasonable satisfaction:
6.4.1The proposed transferee has sufficient financial wherewithal to discharge its obligations under this Lease as determined by Landlord's criteria for selecting Project tenants.
6.4.2The use, nature, business, activities, or reputation in the business community of the proposed transferee will not cause physical harm to the Project or harm to the reputation of the Project that would result in an impairment of Landlord's ability to lease space in the Project or a diminution in the rental value of space in the Project.
6.4.3The proposed use of the Premises by the proposed transferee will be the Permitted Use and not prohibited by the Rules and Regulations, and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord, cause a violation of another lease for space in the Project, or give an occupant of the Project a right to cancel its lease.
6.4.4The proposed transferee shall not be any person or entity who shall at that time be a tenant, subtenant, or other occupant of any part of the Project, or an affiliate of any of them, or who dealt with Landlord or Landlord's agent (directly or through a broker) as to space in the Project during the six months immediately preceding Tenant's request for Landlord's consent, and provided that Landlord has available space to accommodate the proposed transferee's requirement.
6.4.5Landlord has space available for leasing in the Project that is competitive with the space proposed to be transferred.
6.4.6The proposed use of the Premises by the proposed transferee will not require alterations or additions to the Premises or the Project to comply with applicable law or governmental requirements and will not negatively affect insurance requirements or involve the introduction of materials to the Premises that are not in compliance with applicable environmental laws.
6.4.7Any mortgagee of the Project will consent to the proposed transfer if such consent is required under the relevant loan documents.
6.4.8The proposed use of the Premises will not materially increase the Operating Costs for the Project or the burden on Project services, or generate excessive foot traffic, elevator usage, Parking Area usage, or security concerns in the Project, or compromise or reduce the comfort or safety, or both, of Landlord and the other occupants of the Project, or be incompatible with Landlord’s Sustainability Guidelines.
6.4.9The proposed transferee shall not be, and shall not be affiliated with, anyone with whom Landlord or any of its affiliates or mortgagees has been involved with in litigation or who has defaulted under any agreement with Landlord or any of its affiliates.
6.4.10There shall be no default by Tenant, beyond any applicable grace period, under any of the terms, covenants, and conditions of this Lease at the time that Landlord's consent to a transfer is requested and on the date of the commencement of the term of the proposed transfer.
6.4.11Any Guarantor will consent to the transfer and execute a written agreement reaffirming the Guaranty.
6.4.12If the transfer is an assignment, the proposed assignee will assume in writing all of the obligations of Tenant under this Lease accruing from and after the date of transfer.
Tenant acknowledges that the foregoing is not intended to be an exclusive list of the reasons for which Landlord may reasonably withhold its consent to a proposed transfer.
6.5Tenant's Remedies. Tenant waives any remedy for money damages (nor shall Tenant claim any money damages by way of setoff, counterclaim, or defense) based on any claim that Landlord has unreasonably withheld, delayed, or conditioned its consent to a proposed transfer under this Lease. Tenant's sole remedy in such an event shall be to institute an action or proceeding seeking specific performance, injunctive relief, or declaratory judgment.
6.6Transfer Documents. Any sublease shall provide that: (a) the subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant; (b) the sublease is expressly subject to all of the terms and provisions of this Lease; and (c) unless Landlord elects otherwise, the sublease will not survive a termination of this Lease (whether voluntary or involuntary) or resumption of possession of the Premises by Landlord following a default by Tenant. The sublease shall further provide that if Landlord elects that the sublease shall survive a termination of this Lease or resumption of possession of the Premises by Landlord following a default by Tenant, the subtenant will, at the election of the Landlord, attorn to the Landlord and continue to perform its obligations under its sublease as if this Lease had not been terminated and the sublease were a direct lease between the Landlord and the subtenant. Any assignment of lease shall contain an assumption by the assignee of all of the obligations of Tenant under this Lease accruing from and after the date of assignment.
6.7No Advertising. Tenant shall not advertise (but may list with brokers) its space for sublease at a rental rate lower than the greater of the then Project rental rate for comparable space for a comparable term or the then rental rate being paid by Tenant to Landlord.
6.8Consideration for Consent. If Tenant effects any transfer, then Tenant shall pay to Landlord a sum equal to 50% of (a) the net Rent or other consideration paid to Tenant by any transferee that is in excess of the Rent then being paid by Tenant to Landlord under this Lease for the portion of the Premises so transferred (on a prorated, square footage basis), and (b) any other profit or gain realized by Tenant from the transfer. The net Rent or other consideration paid to Tenant as provided in subsection (a) and the profit or gain as provided in subsection (b) shall be calculated by deducting from the gross Rent or other consideration or profit or gain reasonable and customary real estate brokerage commissions actually paid by Tenant to unaffiliated third parties, tenant improvement allowances, Rent concessions, the actual cost of improvements to the Premises made by Tenant for the transferee, and other direct out-of-pocket costs actually paid by Tenant in connection with the transfer (as long as the costs are commercially reasonable and are commonly incurred by landlords in leasing similar space). Should the transaction involving an assignment of Tenant's interest under this Lease be a sale of multiple assets of Tenant, Landlord shall not be bound by any allocation of the purchase price for such assets which may be included in an agreement between Tenant and the transferee. Rather, the profit or gain on the transfer of Tenant's interest under this Lease as defined in subsection (b) above shall be the fair market value of Tenant's interest under this Lease as of the date of the transfer less the costs of the transaction as generally described above. Upon reasonable notice, Landlord shall have the right to audit Tenant's books and records to determine the amount payable to Landlord under this section. All sums payable by Tenant under this section shall be payable to Landlord immediately on receipt by Tenant.
6.9Acceptance of Payments. If this Lease is nevertheless assigned, or the Premises are sublet or occupied by anyone other than Tenant, Landlord may accept Rent from the assignee, subtenant, or occupant and apply the net amount received to the Rent reserved in this Lease, but no such assignment, subletting, occupancy, or acceptance of Rent shall be deemed a waiver of the requirement for Landlord's consent as contained in this article or constitute a novation or otherwise release Tenant from its obligations under this Lease.
6.10Continuing Liability. Except as provided in the Recapture section of this article, following any transfer, Tenant and any Guarantor shall remain liable to Landlord for the payment of all Rent payable under this Lease and all other obligations of the party holding the interest of Tenant under this Lease following the transfer. The joint and several liability of Tenant, any Guarantor, and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant's part to be performed or observed, shall not in any way be discharged, released, or impaired by any (a) agreement that modifies any of the rights or obligations of the parties under this Lease, (b) stipulation that extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.
6.11Administrative Fee. Tenant shall pay to Landlord, on demand, an administrative fee of $1,000, plus all reasonable attorneys' fees and actual costs associated with Landlord's consideration of Tenant's transfer request and the review and preparation of all documents associated with the transfer request.
6.12Landlord Transfer. Landlord may assign or encumber its interest under this Lease. If any portion of the Premises is sold, transferred, or leased, or if Landlord's interest in any underlying lease of the Premises is transferred or sold, Landlord shall be relieved of all existing and future obligations and liabilities under this Lease, provided that the purchaser, transferee, or tenant of the Premises assumes in writing those obligations and liabilities.
6.13Permitted Transfers. Notwithstanding anything to the contrary contained herein, without Landlord's consent and without Landlord's right to recapture or receive excess rent as provided above, Tenant may assign this Lease or sublet all or any portion of the Premises to any entity controlling, controlled by, or under common control with Tenant, or to a successor of Tenant resulting from a merger or consolidation of Tenant, or to the purchaser of all or substantially all of Tenant's assets or equity interests (or Tenant may effect a change of control of the Tenant entity in connection with any such transaction) provided that (a) in the event of a sale of Tenant’s assets, the resulting entity shall own all or substantially all of the assets of Tenant, (b) the form of any agreement of assignment or any sublease shall otherwise comply with the terms and conditions of this article, (c) Landlord is provided written notice of the transfer and the identity of the transferee prior to the effective date of the transfer, (d) the resulting tenant entity shall have equal or greater tangible net worth and creditworthiness as Tenant as of the Date of this Lease, (e) a significant purpose of any such transfer is not to avoid the restrictions on transfer otherwise imposed under this article, (f) if a Guaranty of this Lease is then in effect, Guarantor shall consent to such transfer and reaffirm the Guaranty in writing, (g) the transferee is not a governmental entity; (h) no default under the Lease then exists, and (i) the proposed use of the Premises by the proposed transferee will be the Permitted Use and not prohibited by the Rules and Regulations, and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord, cause a violation of another lease for space in the Project, or give an occupant of the Project a right to cancel its lease. Any transfers permitted without consent under this paragraph are each a "Permitted Transfer."
7.INSURANCE.
7.1Tenant's Insurance. Tenant shall obtain and keep in full force and effect the following insurance coverages: (i) commercial general liability insurance, including unmodified contractual liability coverage, on an occurrence basis, with coverage at least as broad as that provided by an unmodified Insurance Services Office ("ISO") form CG 00 01 04 13 in the minimum amounts of $1 million per occurrence, $2 million general aggregate, including Designated Location(s) General Aggregate Limit; (ii) commercial automobile liability insurance, on an occurrence basis on the then most current ISO form, including coverage for owned, non-owned, leased, and hired automobiles, in the minimum amount of $1 million combined single limit for bodily injury and property damage; (iii) excess liability insurance as to the commercial general liability, commercial automobile liability, and employer’s liability policies in the minimum amount of $5 million and which shall be “follow form” and no less broad than the underlying coverages; (iv) Causes of Loss -- Special Form property insurance (ISO CP 10 30 or equivalent), including windstorm and named storm coverage, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant's property at the Premises; (v) workers' compensation insurance and employer's liability insurance; (vi) business income and extra expense insurance covering the risks to be insured by the property insurance described above, on an actual loss sustained basis, but in all events in an amount sufficient to prevent Tenant from being a co-insurer of any loss covered under the applicable policy or policies, including income coverage for a minimum 12 month period; and (vii) such other insurance as may be reasonably required by Landlord. Tenant's insurance shall provide primary and non-contributory coverage to the Landlord Parties when any policy issued to, or any self-insured program of, any Landlord Parties provides duplicate or similar coverage. Tenant's insurance shall include a Primary and Non-Contributory endorsement (ISO CG 20 01 04 13 or equivalent). Tenant's commercial general liability and commercial automobile liability policies may not have any self-insured retentions. The coverage limits provided in this Lease will not limit Tenant's liability to Landlord under this Lease. Notwithstanding the coverage limits listed above, if Tenant carries insurance coverage with limits higher than the limits required in this Lease, the additional insureds required under this Lease will each be an additional insured as to the full coverage limits actually carried by Tenant.
7.2Insurance Requirements. All insurance policies shall be written with insurance companies acceptable to Landlord having coverage limits required by this article, and having a policyholder rating of at least "A-" and a financial size category of at least "Class "VIII" as rated by A.M. Best Co. The commercial general liability, commercial automobile liability, and excess liability insurance policies shall include the Landlord Parties as additional insureds (on ISO CG 20 11 04 13 or equivalent for the commercial general liability policy) on a primary and non-contributory basis and require prior notice of cancellation to be delivered in writing to Landlord within the time period applicable to the first named insured. The commercial general liability, commercial automobile liability, and excess liability policies shall include an unmodified Separation of Insureds provision. The following exclusions/limitations or their equivalent(s) are prohibited: Contractual Liability Limitation CG 21 39; Amendment of Insured Contract Definition CG 24 26; any endorsement modifying the Employer's Liability exclusion or deleting the exception to it; and any "Insured vs. Insured" exclusion except Named Insured vs. Named Insured. Tenant shall furnish evidence that it maintains all insurance coverages required under this Lease (ACORD 25 for liability insurance and the ACORD 28 for Commercial Property Insurance, with copies of declaration pages, schedule of forms and endorsements, and all endorsements under this Lease) at least 10 days before entering the Premises for any reason. The ACORD 25 Form Certificate of Insurance for the liability insurance policies shall specify the policy form number and edition date and shall have attached to it a copy of the additional insureds endorsement listing the Landlord Parties. Coverage amounts for the liability insurance may be increased periodically in accordance with industry standards for similar properties.
7.3Waiver of Subrogation. Landlord and Tenant each expressly, knowingly, and voluntarily waive and release their respective rights of recovery that they may have against the other or the other's Parties and against every other tenant in the Project who shall have executed a waiver similar to this one for loss or damage to its property, and property of third parties in the care, custody, and control of Tenant or Landlord, as applicable, and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) directly or by way of subrogation or otherwise as a result of the acts or omissions of the other party or the other party's Parties (specifically including the negligence of either party or its Parties and the intentional misconduct of the Parties of either party), to the extent any such claims are insured under a so-called "special perils" or "Causes of Loss -- Special Form" property insurance policy including, windstorm and named storm coverage or under a so-called "contents" insurance policy (whether or not actually carried). Tenant and Landlord each assumes all risk of damage to and loss of their respective property wherever located, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or from any other cause. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers' compensation, employer's liability, property, rental income, and business interruption insurance maintained by it for the Project and the property located in the Premises. This section shall control over any other provisions of this Lease in conflict with it and shall survive the expiration or sooner termination of this Lease.
8.DEFAULT.
8.1Events of Default. Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent when due (not more than two (2) times per calendar year, Landlord will give Tenant written notice and five (5) days to cure a payment default); (b) Tenant or any Guarantor for Tenant's obligations under this Lease becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings are taken by or against Tenant or any Guarantor, or any Guarantor dies; (c) Tenant abandons the Premises as provided in Section 8.6; (d) Tenant transfers this Lease in violation of the Assignment or Subletting article; (e) Tenant fails to deliver an estoppel certificate or subordination agreement or maintain required insurance coverages within the time periods required by this Lease; (f) Tenant does not comply with its obligations to vacate the Premises under the Relocation of Tenant or End of Term articles of this Lease; or (g) Tenant fails to perform any other obligation under this Lease and, provided the default does not involve an Emergency that must be addressed in a shorter time frame, Tenant fails to remedy such breach within thirty (30) days after written notice from Landlord (provided, however, that if such default reasonably requires more than thirty (30) days to cure, Tenant shall have a reasonable time to cure such default (not to exceed 90 days), provided Tenant commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion). “Emergency” shall mean the threat of imminent injury or damage to persons or property or the imminent imposition of a civil or criminal fine or penalty. The notices to be given under this section may be combined with the notice required under Section 83.20, Florida Statutes or any successor statute and this Lease shall not be construed to require Landlord to give two separate written notices to Tenant before proceeding with any remedies.
8.2Remedies. If Tenant defaults, in addition to all remedies provided by law, including the right to terminate this Lease, Landlord may declare the entire balance of all Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and, if so, may collect the then present value of the accelerated Rent (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default). If Landlord obtains a judgment against Tenant for all forms of Rent due under this Lease for the remainder of the Lease Term (as provided above), the judgment shall provide for an accounting to Tenant of all amounts actually collected by Landlord as a result of a reletting, net of Reletting Expenses. Such accounting shall occur within 30 days following the date which would have been the natural expiration date of the Lease Term. “Reletting Expenses” shall mean all costs and expenses incurred by Landlord in connection with the reletting of the Premises following a default by Tenant, including the expenses of obtaining possession of the Premises, the costs of cleaning, renovation, repairs, decoration, and alteration of the Premises for a new tenant or tenants, any and all tenant improvement allowances granted to any new tenant or tenants, all advertising and marketing expenses, all brokerage commissions, the costs of protecting or caring for the Premises while vacant, the costs of removing and storing any property located on the Premises, any increase in insurance premiums caused by the vacancy of the Premises, and any other out-of-pocket expenses incurred by Landlord including tenant inducements such as the cost of moving the new tenant or tenants and the cost of assuming any portion of the existing lease(s) of the new tenant(s). Tenant waives all rights of redemption or to prevent a forfeiture that it has under applicable law after this Lease has been terminated or Tenant has surrendered or abandoned the Premises or has been evicted or otherwise dispossessed from the Premises.
8.3Landlord's Right to Perform. If Tenant defaults, Landlord may, but shall have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys' fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord upon receipt of a bill or statement to Tenant therefor.
8.4Late Charges, Interest, and Bad Checks. If any payment due Landlord shall not be paid within five (5) days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payment; or (b) $500 (not more than two (2) times per calendar year, Landlord will give Tenant written notice and five (5) days to cure a payment default prior to assessing the late charge). All payments due Landlord and not paid within 15 days after when due shall bear interest at the lesser of: (a) 18% per annum, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Landlord, including after the date of any judgment against Tenant. Tenant will reimburse Landlord for any bank and administrative charges incurred by Landlord as a result of any dishonored Tenant payment.
8.5Limitations. None of the Landlord Parties shall ever have any personal liability to Tenant. TENANT SHALL LOOK SOLELY TO LANDLORD'S ESTATE AND INTEREST IN THE PROJECT (WHICH INCLUDES PROCEEDS OF SALE, INSURANCE, AND CONDEMNATION) FOR THE SATISFACTION OF ANY CLAIMS BY TENANT OF ANY KIND WHATSOEVER ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES OR ANY RIGHTS AND OBLIGATIONS THEY MAY HAVE RELATING TO THE PROJECT, THIS LEASE, OR ANYTHING RELATED TO EITHER, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT'S RIGHTS OR REMEDIES, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction of Tenant or a default by Landlord as to any of its obligations under this

Lease unless Landlord shall have first received written notice from Tenant of the claimed eviction or default and shall have failed to cure it after having been afforded reasonable time in which to do so, which in no event shall be less than 30 days. Further, Tenant waives any claims against Landlord that Tenant does not make in writing within 120 days of the onset of the cause of such claim. If Landlord defaults under the Declarations, and such default by Landlord was not caused by Tenant's default under this Lease, and the applicable association or declarant seeks to terminate this Lease as a result thereof, Landlord shall indemnify, defend, and hold Tenant harmless from and against any damage or loss, including reasonable attorneys' fees, incurred by Tenant as a result thereof.
8.6Presumption of Abandonment. It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for 10 consecutive days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.
9.ALTERATIONS.
9.1 General. "Alterations" shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including any improvements made before Tenant's occupancy of the Premises. Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord's sole and absolute discretion. However, Landlord will not unreasonably withhold or delay consent to non-structural interior Alterations, provided that they do not involve demolition of improvements, affect utility services or building systems, are not visible from outside the Premises, do not affect Landlord's insurance coverages for the Project, do not require a building permit, and do not require other alterations, additions, or improvements to areas outside the Premises. Tenant's Alterations shall comply with applicable governmental requirements and conform to Landlord's finish quality standards. Tenant shall reimburse Landlord, on demand, for the actual out-of-pocket costs for the services of any third party employed by Landlord to review or prepare any Alteration-related plan or other document for which Landlord's consent or approval is required. Landlord, or its agent or contractor, may supervise the performance of any Alterations, and, if so, Tenant shall pay to Landlord an amount equal to 1% of the cost of the work, as a supervisory fee. All Alterations by Tenant shall comply with Landlord's Sustainability Guidelines, where applicable, and any specific requirements set forth in this Lease, and Tenant shall pursue proven resource efficiency measures in the design of any Alterations, including those related to lighting and daylighting, window shading, equipment and lighting control, plumbing fixture efficiency, and specification of office and kitchen equipment. Except for work to be performed by Landlord, before any Alterations are undertaken by or on behalf of Tenant or services provided to Tenant at the Premises, Tenant shall obtain Landlord's approval of all contractors, vendors, or other persons or entities performing such Alterations or providing services to the Premises, and shall deliver to Landlord any governmental permit required for the Alterations and shall require any contractor, vendor, or other person or entity performing work or services on the Premises to obtain and maintain, at no expense to Landlord, workers' compensation and employer's liability insurance, builder's risk insurance in the amount of the replacement cost of the applicable Alterations (or such other amount reasonably required by Landlord), commercial general liability insurance, written on an occurrence basis with minimum limits of $2 million per occurrence limit, $2 million general aggregate limit, $2 million personal and advertising limit, and $2 million products/completed operations limit (including contractual liability, property damage and contractor's protective liability coverage); commercial automobile liability insurance, on an occurrence basis on the then most current ISO form, including coverage for owned, non-owned, leased, and hired automobiles, in the minimum amount of $1 million combined single limit for bodily injury and property damage; and excess liability insurance in the minimum amount of $5 million. Contractors’ insurance shall contain an endorsement including the Landlord Parties as additional insureds and shall be primary and non-contributory over any other coverage available to the Landlord and shall include a waiver of subrogation in favor of Landlord Parties. The contractor's and vendor’s insurance shall also comply with the requirement of the Insurance article. All Alterations by Tenant shall also comply with Landlord's reasonable rules and requirements for contractors and vendors performing work or services in the Project.
9.2Sustainability and Energy Performance. Tenant Alterations shall also comply with the following requirements concerning sustainability and energy performance:
9.2.1All Alterations shall meet all applicable energy savings and energy efficient building code requirements. If there is a conflict between the building code requirements and those set forth in this Lease, the requirements calling for higher energy savings and efficiency shall apply.
9.2.2Landlord shall have the right to withhold its consent to any proposed Alteration if the Alteration is not compatible with, or adversely affects, any applicable LEED®, Energy Star, or other “green”, “sustainable” or “health and well-being” rating certification or recertification of the Project under such LEED® or other green rating system (or other applicable certification standard).
9.2.3Tenant shall take reasonable steps to minimize its electrical consumption within the Premises such as, by way of example only, adopting conservation practices (e.g. reducing its use of lighting where unnecessary), the use of efficient equipment, and the use of the types of lighting, lighting switches, sensors and zones, as may be reasonably specified by Landlord. Tenant shall install only Energy Star rated appliances, including dishwashers, refrigerators, microwaves, vending machines, and water coolers, and Energy Star rated office equipment, including computers, monitors, printers, fax machines, scanners, and servers, when available.
9.2.4Tenant shall ensure that any lighting installed by Tenant in the Premises complies with the most current applicable ASHRAE Standard 90.1 by either the space by space or building area method, including use of light emitting diodes (“LED”) in place of incandescent and halogen or compact fluorescent bulbs for accent lighting and down lighting. Alternative lighting with energy efficiencies equal to or greater than LEDs may also be used.
9.2.5Tenant shall install timers, dimmers, or programmable lighting controls throughout the Premises, as follows:
(a)All lighting installed by or on behalf of Tenant shall be controlled by occupancy or motion sensors arranged to control open plan office areas of 1,000 square feet or less and within all individual offices, conference rooms and general use rooms.
(b)In connection with lighting installed by or on behalf of Tenant, Tenant shall provide capacity to adjust light levels in all areas where natural light is available and will include occupancy or motion sensors.
9.2.6To the extent feasible, Tenant shall locate refrigeration and other heat-generating equipment where such equipment can be adequately ventilated, and also shall locate refrigerators in an area of the Premises that is not within direct sunlight or near another heat source.
9.2.7Tenant shall ensure that any fixtures purchased for the Premises shall be at a minimum certified by the United States' Environmental Protection Agency's Water Sense Program, and follow the Energy Policy Act of 1992 (as amended), for water fixture performance requirements, as referenced in relevant LEED Reference Guides; so long as such fixtures meet Landlord's particular requirements for the Building, if more stringent.
9.2.8Tenant agrees that it shall abide by the requirements of any LEED or other third party certification with respect to use of materials, equipment, and construction procedures in all Alterations, and Tenant (at no additional cost to Tenant) shall cooperate with Landlord, upon Landlord's request, to obtain certification of compliance with any mandatory aspects of the then applicable and current ASHRAE Standard 90.1 relating to interior Alterations, equipment and trade fixtures, including mechanical, electrical, plumbing and fire protection design, in the Premises. Without limiting the foregoing provision, to the extent requested by Landlord, Tenant must provide air measuring station/airflow monitors at all AHUs/VAV boxes introducing outside air, with accuracy of 15% of design minimum outside air, and automated notification of the Building personnel through the Base Building management system if it varies from the set point by 10% or more. Without limiting the foregoing provisions, as part of such installation, such equipment must contain CO2 sensors, which shall be tied into the Base Building management system and located in the "breathing zone" as defined by ASHRAE Standards. The expenses of complying with the requirements listed in this section may be paid out of the Tenant Improvement Allowance, if any.
9.2.9All materials and installation processes related to all adhesives, sealants, paints, coatings, carpet and rug materials and systems, composite wood and agrifiber products in connection with any Alterations shall comply with limits for VOCs reasonably established by Landlord from time to time (where applicable) and available to Tenant upon written request from Landlord. Notwithstanding the foregoing, the Tenant shall specify that all paints, sealants and adhesives used or to be used within the Premises meet EcoLogoM, Green SealTM, and South Coast Air Quality Management District regulations, and MPI Green Performance™ Standards or equivalent so as to ensure no or low emissions of VOCs within the Building. Landlord may from time to time conduct tests to measure VOCs within the Premises. Tenant, at its option, may engage a Qualified LEED® Consultant during the design phase through implementation of any Alterations to review all plans, material procurement, demolition, construction, and waste management procedures to ensure they are in conformance with Landlord's Sustainability Guidelines which have been communicated to Tenant. A "Qualified LEED® Consultant" shall mean an individual, or entity employing an individual, who: (1) has been accredited by USGBC as a LEED Accredited Professional (LEED AP); (2) is a current or formerly licensed architect, or mechanical or structural engineer in the State of Florida; and (3) has been the LEED consultant on at least one Project that has pursued certification from the USGBC under the LEED rating system.

9.2.10Upon completion of any Alterations, upon request, Tenant shall provide Landlord with a written confirmation from a Qualified LEED Consultant that the Alterations comply with Landlord's Sustainability Guidelines.
9.2.11Tenant shall cooperate in good faith to obtain and submit reports and documentation from contractors, subcontractors and suppliers regarding such matters as recycled or VOC content of materials, the location of the manufacture of materials, or other specifications or records requested by Landlord as necessary to document compliance with the Landlord's Sustainability Guidelines or Landlord's green objectives.
9.2.12Landlord reserves the right to reasonably update, expand and modify the Sustainability Guidelines and the foregoing from time to time.
10.LIENS.
10.1No Lien Notice. The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for Alterations made by or on behalf of Tenant. This exculpation is made with express reference to Section 713.10, Florida Statutes. Tenant represents to Landlord that any improvements that might be made by Tenant to the Premises are not required to be made under the terms of this Lease and that any improvements which may be made by Tenant do not constitute the "pith of the lease" under applicable Florida case law. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens.
10.2Discharge of Liens. If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within 10 Business Days after notice to Tenant. Further, Tenant shall indemnify, defend, and hold Landlord harmless from and against any damage or loss, including reasonable attorneys' fees, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant.
11.ACCESS TO PREMISES. Landlord and persons authorized by Landlord, at all reasonable times, may enter the Premises to (a) inspect the Premises; or (b) to make such repairs, replacements, and alterations as Landlord deems necessary or desirable, with reasonable prior written notice (which may be by e-mail), except in cases of Emergency and for provision of any services, when no notice shall be required. Tenant may have a representative accompany Landlord with respect to any non-Emergency entries. Tenant shall have the right to designate certain areas of the Premises as “Secured Areas” (including without limitation areas designated as SCIF (sensitive compartmentalized information facilities)) should Tenant require Secured Areas for the purpose of securing certain valuable property or confidential information or for any other business purposes including without limitation pursuant to government contracts, provided that Tenant may not make any area of the Premises a Secured Area if such area would prevent Landlord from accessing any Building systems or components. Landlord shall not have access to such Secured Areas except in the event of an Emergency, in which case, Landlord may use whatever means reasonably necessary to access such Secured Areas, at no expense to Landlord. Landlord shall not be required to provide janitorial or other services to the Secured Areas which services require Landlord’s employees or agents to access such Secured Areas.
12.COMMON AREAS. The "Common Areas" of the Project include such areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities (including parking garages and structures), and are those areas designated by Landlord for the general use in common of occupants of the Project, including Tenant. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights concerning portions of the Common Areas. Landlord may, without it constituting an actual or constructive eviction, and without otherwise incurring any liability to Tenant, increase, reduce, redevelop, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, additions, or reductions to the Project, and change the name or number by which the Building or Project is known. Landlord may also temporarily close the Common Areas to make repairs or improvements. Landlord has the right, but not the obligation, in its sole and absolute discretion, to temporarily close the Building or access to portions thereof, including any Common Area and the Premises, if there is any act or threat of any act of terrorism, war, violence, vandalism, civil unrest, riot, pandemic or health emergency, or other event that may pose a threat to the public health or safety or damage to the Building, including a hurricane warning, any advisory warning, directive, or notice from the Office of Homeland Security, the Centers for Disease Control and Prevention, or any other federal, state, or local governmental or enforcement agency (any of the foregoing, “Civil Unrest”). Tenant shall comply with any notice from Landlord or any governmental agency to close the Building or portions thereof and to immediately cause all of its employees, agents, contractors, and invitees to vacate the Building. Landlord will not be responsible for any loss or damage to Tenant’s business as a result, and Tenant will not be entitled to any abatement in Rent, damages, or other relief of its obligations under this Lease for any period of time when Tenant may not have access to the Premises, Common Areas or Building due to any Civil Unrest or Landlord’s exercise of any of its other rights under this section. This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Project.
        Landlord will exercise its rights under this Section in such a manner so as to minimize interference with Tenant's business operations and use and enjoyment of the Premises.

    Tenant will have the benefit of all amenities generally available to tenants of the Project (including without limitation a conference center and a fitness center, if any).
13.SECURITY INTEREST. As security for Tenant's obligations under this Lease, Tenant grants to Landlord a security interest in this Lease and all property of Tenant now or hereafter placed in or upon the Premises including, all fixtures, furniture, inventory, machinery, equipment, merchandise, furnishings, and other articles of personal property, and all insurance proceeds of or relating to Tenant's property and all accessions and additions to, substitutions for, and replacements, products, and proceeds of the Tenant's property. This Lease constitutes a security agreement under the Florida Uniform Commercial Code. This security interest shall survive the expiration or sooner termination of this Lease and Landlord may, at any time, file a financing statement with the appropriate state or governmental agency with respect to such interest. Notwithstanding the foregoing, if Tenant desires to obtain a loan secured by Tenant’s personal property in the Premises from an institutional lender or equipment lessor and requests that Landlord execute an agreement subordinating Landlord's lien and security interest in connection therewith, Landlord shall subordinate its lien rights to the rights of Tenant’s lender or equipment lessor pursuant to a lien subordination on Landlord’s standard form, or such lender or lessor's form with such commercially reasonable edits as may be required by Landlord. Tenant shall reimburse Landlord for all reasonable attorneys’ fees and other costs incurred by Landlord in connection with any such instrument.
14.CASUALTY DAMAGE. If the Project or any portion of it is damaged or destroyed by any casualty and: (a) the Building or Project or a material part of the Common Areas shall be so damaged that substantial alteration or reconstruction shall, in Landlord's opinion, be required (whether or not the Premises shall have been damaged by the casualty); or (b) Landlord is not permitted to rebuild the Building or Project or a material part of the Common Areas in substantially the same form as it existed before the damage; or (c) the Premises shall be materially damaged by casualty during the last two years of the Lease Term; or (d) any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (e) the damage is not fully covered by insurance maintained by Landlord; then Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord's election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered. If Landlord does not elect to terminate this Lease, provided that Tenant was operating from the Premises immediately prior to the casualty and will recommence operations after restoration of the Premises, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the casualty. However, Landlord shall not be required to restore any unleased premises in the Building, or any portion of Tenant's property. Rent shall abate in proportion to the portion of the Premises not usable by Tenant as a result of any casualty resulting in damage to the Building which is covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable and the abatement shall continue until the date the Premises become tenantable again. Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant's business resulting in any way from the damage or the repairs, Tenant's sole remedy being the right to an abatement of Rent.
        Within 90 days after the date of any casualty which requires substantial alteration or reconstruction of the Building, as described above, Landlord shall notify Tenant whether Landlord intends to rebuild the Building, and, if so, whether the Building can be rebuilt within 12 months of the date of the casualty (or, in the case of a casualty affecting buildings other than the Building alone in the general area in which the Project is located, such as, but not limited to, a hurricane, earthquake, or fire, within 18 months from the date of the casualty) (the “Restoration Period”). If the notice indicates that Landlord does not intend to rebuild or that the Building cannot be rebuilt within the Restoration Period, Tenant may, within 30 days of Landlord’s notice with TIME BEING OF THE ESSENCE, give Landlord notice that Tenant elects to terminate this Lease, and the balance of the Lease Term shall automatically expire on the 30th day after the notice is delivered. Should Landlord’s notice indicate that the Building can be rebuilt within the Restoration Period or if the notice indicates that rebuilding will take longer than the Restoration Period but Tenant does not elect to terminate this Lease within 30 days of Landlord’s notice, Landlord shall proceed with reasonable diligence to rebuild the Building in accordance with the terms of this article. Should the rebuilding not be substantially completed within 90 days after the date (the “Outside Date”) which is the later of the end of the Restoration Period or the completion date estimated in Landlord’s notice, then Tenant shall have the right to terminate this Lease by giving not less than 30 days’ prior written notice to Landlord with TIME BEING OF THE ESSENCE, which notice must be sent before Tenant resumes its business in the Premises, but in any event no later than 30 days after the Outside Date with TIME BEING OF THE ESSENCE, and this Lease shall terminate as of the date specified in the notice with the same effect as if that date were the scheduled expiration date of this Lease. Notwithstanding the foregoing, if Tenant sends a notice of termination and Landlord, prior to the date of termination specified in the notice, substantially completes the restoration, then Tenant’s notice shall be without force or effect and this Lease shall continue in full force and effect. The Outside Date shall be extended by the cumulative periods of any delays caused by Tenant or any Excusable Delays as described in the Excusable Delay article of this Lease. Notwithstanding anything to the contrary in this Article, Tenant shall have no right to terminate this Lease if Tenant is occupying and doing business from the Premises at the time Tenant would otherwise be entitled to exercise a termination right.
15.CONDEMNATION. If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date. If no portion of the Premises is taken but a substantial portion of the Project is taken, at Landlord's option, this Lease shall terminate on the date on which possession of such portion of the Project is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord, and assigns to Landlord any claims it may have otherwise had, for the value of any unexpired portion of the Lease Term, or any Alterations. Tenant shall not be entitled to any part of the condemnation award or private purchase price. If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture, and other personal property belonging to Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord's award.
16.REPAIR AND MAINTENANCE. Landlord shall repair and maintain in good order and condition and as befitting Comparable Buildings, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the roof of the Building, the exterior walls, windows, and structural portions of the Building, the elevators, and the base building portions of the electrical, plumbing, mechanical, fire protection, life safety, air conditioning, heating, and ventilation ("HVAC") systems servicing the Building. However, unless the Waiver of Subrogation section applies, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of the Tenant Parties. Tenant waives the provisions of any law, or any right Tenant may have under common law, permitting Tenant to make repairs at Landlord's expense or to withhold Rent or terminate this Lease based on any alleged failure of Landlord to make repairs. All costs associated with the repair and maintenance obligations of Landlord under this article shall be included in and constitute Operating Costs. Except to the extent Landlord is obligated to repair and maintain the Premises as provided above, Tenant shall, at its sole cost, repair, replace, and maintain the Premises (including the walls, ceilings, and floors in the Premises, and any electrical, lighting, plumbing, mechanical, fire protection, life safety and HVAC systems (including VAV boxes) that exclusively service the Premises and are not part of the Base Building systems) in a clean, attractive, first-class condition. All replacements shall be of equal quality and class to the original items replaced. All maintenance and repairs made by Tenant shall comply with Landlord's Sustainability Guidelines, and any applicable “green”, “sustainable”, and “health and well-being” building certifications. Tenant shall not commit or allow to be committed any waste on any portion of the Premises. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors reasonably approved by Landlord, all at Tenant's expense. All work shall be performed in accordance with Landlord's reasonable rules and procedures.
17.ESTOPPEL CERTIFICATES. From time to time, Tenant, on not less than ten Business Days' prior notice, shall (i) execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and prospective purchasers and certified to all or any of Landlord, any mortgagee or prospective mortgagee, or prospective purchaser of the Building, and (ii) cause any Guarantor to deliver to Landlord any estoppel certificate required under the Guaranty. Should Tenant wish to assign this Lease or sublet the Premises, as permitted under the terms of this Lease, or wish to obtain financing concerning its business operations, Landlord shall (at no cost to Landlord) provide the assignee, subtenant, or lender, as the case may be, within 10 Business Days following written notice by Tenant specifying that it is given under this article, an estoppel certificate in a commercially reasonable form. The estoppel certificate may be relied on by the assignee, subtenant, or lender, as the case may be, and by no other parties, including Tenant. Tenant shall reimburse Landlord for all reasonable attorneys’ fees and other costs incurred by Landlord in connection with any such estoppel.
18.SUBORDINATION. This Lease is and shall be subject and subordinate to all mortgages and ground leases that may now or hereafter affect the Premises, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages and leases. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall execute and deliver any agreement that Landlord may request within 10 days after receipt from Landlord.
Within forty-five (45) days after the Date of this Lease, Landlord shall deliver to Tenant a subordination, non-disturbance, and attornment agreement on the mortgagee’s standard form with reasonable comments proposed by Tenant and executed on behalf of the mortgagee named in the agreement (“Landlord’s Current Mortgagee”). If the subordination, non-disturbance, and attornment agreement is not delivered prior to such date, Tenant, as its sole remedy, may terminate this Lease by providing written notice of termination within five (5) Business Days after such date. If Tenant fails to timely provide the termination notice, Tenant shall have no right to terminate this Lease or seek any other remedy for Landlord’s failure to timely deliver the subordination, non-disturbance, and attornment agreement. In addition, Landlord, as to any future ground or underlying leases or future mortgages, will use commercially reasonable efforts to cause any future lessor under any ground or underlying lease or holder of a mortgage affecting the Premises to provide Tenant with a subordination, non-disturbance, and attornment agreement in commercially reasonable form and content reasonably acceptable to the parties thereto. Landlord shall pay any fees or costs charged by any mortgagee or ground lessor (including mortgagee’s or ground lessor's attorneys’ fees) for any subordination, non-disturbance, and attornment agreements.
Landlord represents and warrants to Tenant that, as of the Date of this Lease, Landlord is the fee simple owner of the Building and Project, and that, as of the Date of this Lease, there are no (i) underlying ground leases of all or any part of Landlord's interest in the Building or Project, or (ii) mortgages with respect to the Building or Project, other than with Landlord's Current Mortgagee.
19.INDEMNIFICATION. To the fullest extent permitted by law, Tenant shall indemnify, defend, and hold harmless the Landlord Parties from and against any and all liability (including reasonable attorneys' fees) resulting from actual or alleged claims by third parties that arise out of the occupancy, maintenance, or use of the Premises. Similarly, to the fullest extent permitted by law, Landlord shall indemnify, defend, and hold harmless the Tenant Parties from and against any and all liability (including reasonable attorneys' fees) resulting from actual or alleged claims by third parties that arise out of the occupancy, maintenance, or use of the Common Areas to the same extent that Tenant would have been covered had it been named as an additional insured on the commercial general liability insurance policy carried by Landlord for the Project. It is intended that the indemnitor indemnify the indemnitee, and its Parties against the consequences of their own negligence or fault, even when the indemnitee or any of its Parties is jointly, comparatively, contributively, or concurrently negligent with the indemnitor, and even though any such claim, cause of action, or suit is based upon or alleged to be based upon the strict liability of the indemnitee or any of its Parties. The indemnitor waives and releases (i) all claims against the indemnitee and its Parties for any claim covered by the indemnity obligations of the indemnitor under this article, and (ii) any immunities to which the indemnitor may be entitled under applicable worker's compensation laws or charitable immunity laws, and the indemnitor expressly assumes liability for claims made by its employees and its Parties’ employees which are covered by workers’ compensation insurance and employer’s liability insurance. The indemnitor must pay all reasonable attorneys’ fees and necessary litigation expenses that the indemnified party incurs in defending all claims covered by the indemnitor’s indemnification obligations under this Indemnification article. This Indemnification article shall not be construed to restrict, limit, or modify either party's insurance obligations under this Lease, nor shall Landlord's or Tenant's indemnification obligations under this article be limited by the minimum amounts of insurance carried or required to be carried under the terms of this Lease by either party. Either party's compliance with the insurance requirements under this Lease shall not restrict, limit, or modify that party's obligations under this Indemnification article. Notwithstanding anything in this article to the contrary, if and to the extent that any loss occasioned by any of the events described in this article exceeds the greater of the coverage or amount of insurance required to be carried by the indemnitor or the coverage or amount of insurance actually carried by the indemnitor, or results from any event not required to be insured against and not actually insured against, the party at fault shall pay the amount not actually covered. These indemnification provisions shall survive the expiration or sooner termination of this Lease.
20.NO WAIVER. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances. The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then-existing default by Tenant or of the right of Landlord to pursue any available remedies. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent due. No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord's right to recover the balance of the Rent or to pursue any other remedy. It is the intention of the parties that this article will modify the common law rules of waiver and estoppel and the provisions of any statute that might dictate a contrary result.
21.SERVICES AND UTILITIES. Landlord shall furnish to the Premises the following services only, in the manner befitting Comparable Buildings: (a) air conditioning in season during hours designated by Tenant including chilled water; (b) passenger elevator service from the Building's lobby to the Premises' floor; (c) common restroom facilities and necessary lavatory supplies, including cold running water; (d) base building equipment for electricity (with the understanding that electrical service is supplied by a third party utility company) at all times for the purposes of lighting and general office equipment use in amounts consistent with Building Standard electrical capacities for the Premises (excluding electricity for separately metered equipment exclusively serving the Premises, such as supplemental HVAC units, the costs for which shall be paid by Tenant to Landlord as provided below), (e) janitorial and general cleaning service on Business Days, and (f) access to the Premises 24 hours a day, 365 days a year (subject to all of the terms and conditions of this Lease); provided, however, during periods after normal business hours, Landlord may establish reasonable rules and regulations in connection with such access. Electricity for the Premises and chilled water for the air conditioning system shall be sub-metered, at Tenant's cost, and the cost of electricity consumed in the Premises and chilled water, in addition to the cost of utilities for separately metered or sub-metered equipment exclusively serving the Premises, such as supplemental HVAC units, shall be paid by Tenant to Landlord within 30 days after receipt of an invoice from Landlord. Landlord shall have the right to select the Building's electric service provider and to switch providers at any time, and purchase green or renewable energy. If required to further Landlord’s Sustainability objectives, Landlord may install and Tenant will pay for an electric submeter to service the Premises to measure the consumption of electricity in the Premises, including a submeter for each piece of Tenant’s capital equipment, and if so, Tenant will pay for its electricity consumption as invoiced by Landlord. If water, gas, electricity, or any other utility service provided to the Premises is measured by a consumption meter or other means associated with an account with such utility provider that is paid directly by Tenant, or if Landlord is required by any law or governmental authority to disclose energy efficiency information, then, at Landlord's request, Tenant shall provide Landlord with accurate data reflecting Tenant's consumption of such utility services, which information may include usage data, type and number of equipment operated and Tenant operating hours. Tenant shall cooperate with any present or future government conservation requirements and with any conservation practices established by Landlord. Tenant shall use commercially reasonable efforts to conduct its operations to minimize, to the extent reasonably feasible: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the amount of waste being generated and sent to landfill, and (iv) negative impacts upon the indoor air quality of the Building and Premises. Tenant's use of electrical, HVAC or other services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, the level of use which Landlord deems to be standard for the Building and shall be in compliance with Landlord's green certifications and requirements, including energy and lighting conservation limitations. Tenant shall pay all costs associated with any such additional utility or service usage, including the installation of separate meters or sub-meters. In no event shall Landlord be liable for damages resulting from the failure to furnish any service, and any interruption or failure shall in no manner entitle Tenant to any remedies including abatement of Rent. If at any time during the Lease Term, the Project has any type of access control system for the Parking Areas or the Building, Landlord shall furnish to Tenant, at Landlord's cost and expense, the number of access cards equal to the number of occupants of the Premises at the time such system is installed (the allocation of access cards for Parking Areas, if applicable, will coincide with the number of parking spaces allocated to Tenant under this Lease, if any). Any replacement cards shall be purchased from Landlord by Tenant at the then Building Standard charge.
    Notwithstanding anything to the contrary in this article, in the event of a Qualified Service Interruption (as defined below), Tenant’s sole remedy shall be as follows: the rent payable under this Lease shall be abated on a per diem basis for each day after the fifth consecutive Business Day following the date on which Tenant provides Landlord with written notice that a Qualified Service Interruption has occurred based upon the percentage of the Premises so rendered untenantable and not used by Tenant until the date the Premises become tenantable again. A “Qualified Service Interruption” shall mean (a) Landlord ceases to furnish services to the Premises that are required by this Lease, (b) the cessation does not arise as a result of (i) an act or omission of any Tenant Parties or any subtenant or occupant of the Premises or (ii) any breach by Tenant of its obligations under this Lease, (c) the cessation is not caused by fire or other casualty (in which case the Casualty Damage article shall control) or an Excusable Delay, (d) the restoration of the services is reasonably within the control of Landlord, and (e) as a result of the cessation, the Premises or a material portion of the Premises is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) and Tenant in fact ceases to use the Premises or a material portion of the Premises. Notwithstanding the foregoing, for purposes of this article, (x) so long as one passenger or freight elevator is in working condition, then the Premises shall not be deemed to be untenantable as regarding access; and (y) repair or restoration of any utility services to the Building shall not be considered to be reasonably within the control of Landlord if the interruption of such utility services results from the failure of any equipment or facilities maintained by the utility provider. The electrical capacity serving the Premises is 13 watts per rentable square foot.
22.LETTER OF CREDIT. The Letter of Credit shall be issued by a United States commercial bank which is reasonably acceptable to Landlord with at least a AA- rating as published by Standard and Poor's Corporation or at least a Aa3 rating as published by Moody's and which has an office in Palm Beach County, Florida at which draws can be made under the Letter of Credit (or elsewhere in the United States so long as the Letter of Credit provides that draws can be made by overnight courier and/or fax), naming Landlord (or its successor as Landlord) as beneficiary and in a form reasonably acceptable to Landlord). Upon issuance of the Letter of Credit, a copy of it shall be attached to this Lease. Landlord reserves the right to periodically review the financial condition of the issuing bank for any Letter of Credit and any renewal or replacement Letter of Credit and if Landlord determines that the issuing bank no longer satisfies the criteria set forth above, Landlord may require a replacement Letter of Credit in form and substance and from a United States bank reasonably acceptable to Landlord which satisfies the criteria set forth above. The Letter of Credit shall be maintained in full force and effect for its full required amount during the Lease Term. Landlord may draw upon the Letter of Credit at any time Tenant is in default under this Lease beyond applicable notice and cure periods without prior notice to Tenant. If Landlord draws on the Letter of Credit, Tenant shall replenish the Letter of Credit to its original sum within five days after notice from Landlord. The Letter of Credit shall have a term of at least 12 months, and it shall by its terms be renewed automatically each year by the bank, unless the bank gives written notice to the beneficiary, at least 60 days prior to the expiration date of the then existing Letter of Credit, that the bank elects that it not be renewed. If Tenant fails to provide a replacement Letter of Credit because the issuing bank no longer satisfies the criteria set forth above or if the Letter of Credit is ever not renewed and has less than 30 days remaining in its term, Landlord may draw on the Letter of Credit and hold the proceeds as a cash security deposit. The Letter of Credit shall be transferable and the proceeds assignable. Tenant shall reimburse Landlord for all transfer fees incurred. If the financial institution which issued the initial Letter of Credit is ever declared insolvent or closed by the FDIC or other applicable governmental authority or is closed for any other reason (other than periodic branch closures which occur in the normal course of business), then Tenant shall, within 30 days after notice from Landlord, provide a substitute Letter of Credit to Landlord from another financial institution acceptable to Landlord in its reasonable discretion and which otherwise complies with the terms of this article. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds of it and that, in the event Tenant becomes a debtor under the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim or rights to the Letter of Credit or the proceeds of it by application of Section 502(b)(6) of the Federal Bankruptcy Code or otherwise. Any cure periods for a default by Tenant under this Lease shall not be applicable to a default by Tenant of the terms of this article. The Letter of Credit shall not be construed as a security deposit under this Lease, but rather as a third-party guaranty by the issuing bank guaranteeing all of the Tenant’s obligations under this Lease.
23.GOVERNMENTAL REGULATIONS. Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans with Disabilities Act of 1990 (as amended, the "ADA"), relating to Tenant, its conduct of business, and its use and occupancy of the Premises, including (a) maintaining a business tax receipt, Certificate of Use and

Occupancy, or equivalent and any and all other  licenses required to conduct business in the Premises, and (b) at Landlord’s election, performing or paying Landlord on demand for the cost of any work to the Common Areas required because of Tenant's specific use (as opposed to general office use) of the Premises or Alterations to the Premises made for Tenant. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not have the right to take any actions relating to the Premises, including seeking any governmental approvals, that would reduce or impair Landlord’s rights or increase its obligations without Landlord’s consent to be given in its sole discretion. Tenant shall indemnify, defend, and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs, fines, and interest) based on Tenant’s failure to comply with the terms of this article.
24.SIGNS.
24.1General. No signage shall be placed by Tenant on any portion of the Project. However, Landlord shall, on behalf of Tenant, place a Building Standard sign bearing Tenant's name in a location approved by Landlord near the entrance to the Premises (at Tenant's cost, subject to the Allowance) and Tenant will be furnished a single listing of its name in the Building’s directory (at Landlord's cost), all in accordance with the criteria adopted from time to time by Landlord for the Project. Any changes or additional listings in the directory shall be furnished (subject to availability of space) for the then Building Standard charge.
24.2Monument Sign. Tenant shall be entitled to have its name placed on the 4680 Building's monument sign as shown in concept on EXHIBIT “H” (at Tenant's sole cost and expense), subject to the following terms and conditions: (a) Landlord shall have the right to designate design standards relating to the placement of names on the monument sign, including the size, material, shape, color, and lettering of any names on the monument sign, provided that the sign must be substantially similar to the concept shown on EXHIBIT “H”; and (b) Tenant's signage shall comply with all applicable governmental requirements and property owners' association requirements (applications for approval, if required, shall be at Tenant's sole cost and expense). Tenant shall repair and maintain its signage at Tenant's sole cost and expense. Tenant's signage shall be removed at the end of the Lease Term (as may be extended or renewed) or earlier termination of this Lease (or termination of Tenant’s signage rights pursuant to the terms of this section) and all damage promptly repaired at Tenant's sole cost and expense. The rights granted to Tenant under this section are personal to the original named Tenant in this Lease and may not be assigned or exercised by anyone other than such Tenant or an assignee or successor (for example by merger) pursuant to a Permitted Transfer. Landlord shall have the right to remove or require Tenant to remove within 10 Business Days after Landlord’s notice, at Tenant's sole cost and expense, Tenant's signage, if, at any time during the Lease Term, Tenant (x) assigns this Lease other than to an assignee under a Permitted Transfer, (y) sublets more than 30% of the Premises other than a Permitted Transfer, (z) ceases to lease at least 20,000 rentable square feet of space in the Project, or (aa) is in default of this Lease beyond any applicable notice and grace period. If Tenant fails to install its signage within 18 months after the Date of this Lease, TIME BEING OF THE ESSENCE, Tenant's rights under this section shall expire and terminate and be of no further force or effect. The signage rights granted to Tenant under this section shall not prohibit Landlord from granting other tenants the right to install signage on the monument.
24.3Building Sign. Tenant shall be entitled to place its sign on the exterior of the 4930 Building as shown in concept on EXHIBIT “H” (at Tenant’s sole cost and expense), subject to the following terms and conditions: (a) all aspects of the sign, including, by way of example and not limitation, installation method and specifications, attachment, size, location, material, shape, design, color, lettering, and aesthetic matters shall be subject to the Landlord's prior written approval based on renderings submitted by Tenant to the Landlord, provided that the sign must be substantially similar to the concept shown on EXHIBIT “H”; and (b) Tenant’s signage shall comply with all applicable governmental requirements and property owners’ association requirements (applications for approval, if required, shall be at Tenant’s sole cost and expense).  Tenant shall clean, repair, light, and maintain its signage at Tenant’s sole cost and expense.  Tenant's signage shall be removed at the end of the Lease Term (as may be extended or renewed) or earlier termination of this Lease (or termination of Tenant’s signage rights pursuant to the terms of this section) and all damage promptly repaired at Tenant's sole cost and expense.  The rights granted to Tenant under this section are personal to the original named Tenant in this Lease and may not be assigned or exercised by anyone other than such Tenant or an assignee or successor pursuant to a Permitted Transfer.  Landlord shall have the right to remove or require Tenant to remove within 10 Business Days after Landlord’s notice, at Tenant's sole cost and expense, Tenant's name or sign from the Building, if, at any time during the Lease Term, Tenant (x) assigns this Lease other than to an assignee under a Permitted Transfer, (y) sublets more than 30% of the Premises other than a Permitted Transfer, (z) ceases to lease at least 20,000 rentable square feet of space in the Project, or (aa) is in default of this Lease beyond any applicable notice and grace period.  If Tenant fails to install its signage within 18 months after the Date of this Lease, TIME BEING OF THE ESSENCE, Tenant's rights under this section shall expire and terminate and be of no further force or effect. The signage rights granted to Tenant under this section shall not prohibit Landlord from granting other tenants the right to install signage on the Building.
25.BROKER. Landlord and Tenant each represent and warrant that they have neither consulted nor negotiated with any broker regarding the Premises, except the Landlord's Broker. Tenant shall indemnify, defend, and hold Landlord harmless from and against any claims for commissions from any real estate broker other than Landlord's Broker with whom Tenant has dealt in connection with this Lease. Landlord shall indemnify, defend, and hold Tenant harmless from and against payment of any leasing commission due Landlord's Broker in connection with this Lease and any claims for commissions from any real estate broker other than Landlord's Broker with whom Landlord has dealt in connection with this Lease. The terms of this article shall survive the expiration or earlier termination of this Lease.

26.END OF TERM. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease or Tenant's right of possession in good order and condition, broom-clean, except for reasonable wear and tear. All Alterations made by Landlord or Tenant to the Premises shall become Landlord's property on the expiration or sooner termination of the Lease Term. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all of Tenant's personal property, trade fixtures, all computer and telecommunications wiring, and all Alterations that Landlord designates by notice to Tenant. Notwithstanding the foregoing, Tenant shall not be required to remove any component of the Tenant Improvements or any later Alterations consisting of usual office improvements such as drywall, partitions, ceiling grids and tiles, fluorescent lighting panels, Building Standard doors, and carpeting; provided, however, Landlord shall have the right to require Tenant to remove any specialty improvements such as (but not limited to) all computer and telecommunications wiring and cabling, vaults, stairways, supplemental HVAC or other systems serving the Premises only, compact or high-density shelving, raised computer floor and other computer facilities (including fire suppression systems), any Alterations involving roof, ceiling, or floor penetrations, SCIF rooms or similarly secure areas, knockout panels, personal baths and showers, and rolling filing systems, and any items that are not Building Standard (as determined by Landlord) or that are in excess of Building Standard and that are, in Landlord’s reasonable judgment, materially more difficult or expensive to remove than Building Standard. Tenant shall also repair any damage to the Premises caused by the removal. Any items of Tenant's property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord and without notice, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability or notice to Tenant or any other party, in the manner Landlord shall determine, at Tenant's expense. If Tenant holds over after expiration or other termination of this Lease, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, pay rent (on a per month basis without reduction for any partial months during any such holdover) equal to 150% of the sum of the Base Rent and all Additional Rent due for the month immediately preceding such holding over for the first three months of hold over and 200% thereafter. The tenancy shall otherwise be on the terms and conditions of this Lease including the Insurance, Indemnification, and Attorneys’ Fees articles but excluding any options to extend or expand or any other special rights of Tenant. Tenant shall be liable for all damages sustained by Landlord on account of such holdover including consequential damages, provided, however that Tenant shall only be liable for consequential damages if Landlord notified Tenant that Landlord has entered into a new lease with a new tenant for all or any portion of the Premises, and Tenant fails to vacate the Premises within thirty (30) days after such notice (provided that in no event shall Tenant be required to vacate the Premises before the expiration or sooner termination of this Lease or Tenant's right of possession).
27.ATTORNEYS' FEES. Except as otherwise provided in this Lease, the prevailing party in any litigation or other dispute resolution proceeding, including arbitration, arising out of or in any manner based on or relating to this Lease, including tort actions and actions for injunctive, declaratory, and provisional relief, shall be entitled to recover from the losing party actual reasonable attorneys' fees and costs, including fees for litigating the entitlement to or amount of fees or costs owed under this provision, and fees in connection with bankruptcy, appellate, or collection proceedings. No person or entity other than Landlord or Tenant has any right to recover fees under this section. In addition, if Landlord becomes a party to any suit or proceeding affecting the Premises or involving this Lease or Tenant's interest under this Lease, other than a suit between Landlord and Tenant, or if Landlord engages counsel to collect any of the amounts owed under this Lease, or to enforce performance of any of the agreements, conditions, covenants, provisions, or stipulations of this Lease, without commencing litigation, then the costs, expenses, and reasonable attorneys' fees and disbursements incurred by Landlord shall be paid to Landlord by Tenant (subject to the first sentence of this article). All references in this Lease to attorneys' fees shall be deemed to include all legal assistants', paralegals', and law clerks' fees and shall include all fees incurred through all post-judgment and appellate levels and in connection with collection proceedings. However, the term "attorneys' fees" shall exclude fees for lawyers who are employees of a party.
28.NOTICES. Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as FedEx), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party's notice address. A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.
29.EXCUSABLE DELAY. For purposes of this Lease, the term "Excusable Delay" shall mean any delays resulting from causes beyond the direct control of the party delayed, including delays due to strikes, lockouts, riots, civil commotion, war (whether declared or undeclared) or warlike operations, acts of terrorism, cyber-attacks, acts of a public enemy, acts of bioterrorism, epidemics, pandemics, quarantines, or other health crises, invasion, rebellion, hostilities, military or usurped power, sabotage, government action, regulations or controls that are enacted after the Date of this Lease, inability to obtain any material, utility, or service, inability to obtain building permits, hurricanes, floods, earthquakes, tornadoes, or other natural disasters, or acts of God, power outages, or any other cause beyond the direct control of the party delayed, whether similar or dissimilar in kind and nature to any of the foregoing and whether foreseeable or unforeseeable. Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Excusable Delay, then subject to the terms and conditions of this section performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay; provided, however, (1) in no event shall a delay described in this section be deemed an Excusable Delay unless and until the party being delayed has provided written notice (which may be via e-mail) to the other party of such delay; (2) the calculation of the period of Excusable Delay, if applicable, shall commence as of the date of such notice; (3) the party being delayed shall at all times use good faith efforts to mitigate the consequences of any Excusable Delay; (4) if the delayed party fails to notify the other party in writing within 30 days of the actual occurrence of an alleged Excusable Delay, then the delayed party shall be deemed to have waived its right to assert any such delay(s); and (5) Excusable Delays shall be recognized under this Lease only to the extent they are not concurrent with any other delay that does not constitute an Excusable Delay. The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, or from the obligations to maintain insurance, and shall not operate to extend the Lease Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.
30.QUIET ENJOYMENT. Landlord covenants and agrees that, on Tenant's paying rent and performing all of the other provisions of this Lease on its part to be performed, Tenant may peaceably and quietly hold and enjoy the Premises for the Lease Term without material hindrance or interruption by Landlord or any other person claiming by, through, or under Landlord, subject, nevertheless, to the terms, covenants, and conditions of this Lease and all existing or future ground leases, underlying leases, or mortgages encumbering the Project.
31.RELOCATION OF TENANT. Following the initial Lease Term, in the event that Landlord intends to redevelop the Project, Landlord may move Tenant from Suite 125 only to a reasonably equivalent space within the Project comparable in size and layout, on not less than 30 days' notice to Tenant. If Landlord relocates Tenant, Landlord shall perform the interior improvements to the new space of approximate equivalence to the interior improvements in the original Suite 125 and pay the reasonable costs of moving Tenant's property to the new space. Landlord will also reimburse Tenant for reasonable costs of replacement of stationery (based on reasonable quantities on hand as of the date of Landlord's relocation notice), and telecommunications relocation. Such a relocation shall not terminate or otherwise modify this Lease except that from and after the date of the relocation, the "Premises" as to Suite 125 shall refer to the relocation space into which Tenant has been moved, rather than the original Suite 125 as described in this Lease. If the rentable area of the relocation space is more or less than the rentable area of the Suite 125, then the Base Rent and Tenant's Allocated Share and all other terms of this Lease derived from the area of Suite 125 shall be appropriately adjusted. If Landlord elects to relocate Tenant from Suite 125 under this article and the relocation space is not reasonably acceptable to Tenant, Tenant may terminate this Lease at to Suite 125 only by notice to Landlord given within 10 days after Tenant’s receipt of Landlord’s notice of relocation, with such termination to be effective on the earlier of the date specified in Tenant’s notice or 30 days after the date of Landlord’s notice to Tenant of the proposed relocation of Suite 125. Tenant shall execute any documents reasonably required by Landlord regarding the termination of this Lease as to Suite 125. If Tenant exercises this right of termination, Landlord shall have the right, to be exercised by notice given within 10 days of Tenant’s notice of termination, to rescind its notice of relocation and, if so, this Lease shall remain in full force and effect and Tenant shall not be relocated from Suite 125.
32.PARKING. Tenant shall be entitled to use no more than the number of parking spaces in the Parking Areas and on such terms as specified in the Basic Lease Information and Defined Terms article of this Lease, at no rental charge for use of spaces. The parking spaces allocated to Tenant shall be reduced by Tenant's pro rata share of the visitor, accessible, and electric vehicle parking spaces for the Project. The parking spaces may only be used by principals and employees of Tenant. "Parking Areas" shall mean the areas available for automobile parking as those areas may be designated by Landlord from time to time. Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first-come, first-served basis. Landlord reserves the right to change the location of any reserved spaces upon prior notice to Tenant so long as Tenant's reserved spaces (if any) are within reasonable proximity to the entrance to Suite 125 of the Premises. Landlord shall have no liability to Tenant for unauthorized parking in reserved spaces, and shall not be required to tow any unauthorized vehicles.
33.FINANCIAL REPORTING. From time to time, but no more than once per calendar year, at Landlord’s request only in connection with a Tenant event of default or a sale or refinancing by Landlord, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant's sole cost and expense, upon not less than 10 Business Days' advance written notice from Landlord: (a) a current financial statement, including a balance sheet and a statement of income and expenses, for Tenant and Tenant's financial statements for the previous two accounting years, (b) a similar current financial statement for any Guarantor(s) of this Lease (if any) and the Guarantor's financial statements for the previous two accounting years, and (c) such other financial information pertaining to Tenant or any Guarantor as Landlord or any lender or purchaser may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant shall not be required to provide any financial statements if Tenant (or a guarantor, if any) is a publicly traded company and such financial statement are available to Landlord online at no charge. Landlord and any lender or prospective lender or prospective purchaser shall keep all such information confidential pursuant to a commercially reasonable non-disclosure agreement signed by Landlord and Tenant. The agreement will provide that Landlord will be responsible for its lender's or prospective lender's or prospective purchaser's compliance with the terms of such confidentiality agreement, and will be liable for any breach of such agreement by its lender or prospective lender or prospective purchaser. Tenant authorizes Landlord to obtain a credit report or credit history on Tenant from any credit reporting company from time to time without notice to Tenant. Notwithstanding the foregoing, in no event shall Tenant be required to provide Landlord with more detailed financial information than it provided Landlord prior to the Date of this Lease.
34.INTENTIONALLY OMITTED.

35.OPTION TO EXTEND.
35.1Tenant shall have the option to extend the Lease Term for two additional periods of 60 months each, on the same terms and conditions as provided in this Lease, except that, for each extended Lease Term:
35.1.1Upon exercise of the second option to extend the Lease Term, this Lease, as extended, shall not contain any further option to extend as provided in this article;
35.1.2If Tenant does not timely exercise its option as to the first extension term, the option as to the second extension term shall terminate;
35.1.3The Base Rent shall be determined as set forth below; and
35.1.4Landlord shall have no obligation to perform any alterations or tenant improvements or other work in the Premises and Tenant shall continue possession of the Premises in its "as-is," "where-is," and "with all faults" condition.
35.2The exercise of the option set forth in this article shall only be effective on, and in strict compliance with, the following terms and conditions:
35.2.1Notice of Tenant's exercise of the option (the "Extension Notice") shall be given by Tenant to Landlord no earlier than 15 months and no later than 9 months before the current expiration date of the Lease Term. TIME SHALL BE OF THE ESSENCE AS TO THE EXERCISE OF ANY ELECTION BY TENANT UNDER THIS ARTICLE.
35.2.2At the time of Tenant giving Landlord notice of its election to extend the Lease Term and on the expiration of the current Lease Term, this Lease shall be in full force and effect and Tenant shall not be in default under any of the terms, covenants, and conditions of this Lease beyond any applicable grace period.
35.2.3The rights granted to Tenant under this article are personal to the original named Tenant in this Lease and any assignee under a Permitted Transfer and may not be assigned or exercised by anyone other than such Tenant or assignee and only while such Tenant or an assignee or subtenant or successor under a Permitted Transfer is in possession of the entire Premises.
35.2.4Intentionally omitted.
35.2.5If this Lease has been guaranteed, the Guarantor shall execute and deliver to Landlord a reaffirmation of the Guaranty as to the extended Lease Term no later than the commencement of the extended Lease Term.
35.3The Base Rent shall be a sum equal to the fair market renewal rental value of the Premises for the extended Lease Term, based on and taking into account the rentals (inclusive of any abatements, improvement allowances and concessions) at which extensions or renewals of leases are being concluded for comparable space in the Project and in Comparable Buildings in the Boca Raton, Florida area at that time and for such a term and taking into account the terms and conditions of this Lease and anticipated inflation during the extended Lease Term, as well as creditworthiness of tenants (the "Fair Market Rental Value" or the "Value").
35.3.1Within 30 days after receipt of the Extension Notice, Landlord shall advise Tenant of the applicable Fair Market Rental Value for the extended Lease Term ("Landlord's Notice"). If Tenant disagrees with Landlord's determination of Fair Market Rental Value, Tenant shall provide written notice to Landlord of its objection, within 30 days of Landlord's notice to Tenant, including Tenant's statement of what it believes the Fair Market Rental Value should be. If Tenant has not timely provided an objection notice, then Landlord and Tenant shall enter into an amendment to this Lease extending the Lease Term on the terms and conditions of Landlord's Notice and this article.
35.3.2If Tenant delivers a timely objection notice, then upon Landlord's receipt of the notice, Landlord and Tenant shall, for a period of 30 days, negotiate in good faith to agree on the Fair Market Rental Value. Upon agreement, Landlord and Tenant shall enter into an amendment to this Lease extending the Lease Term on the terms and conditions of this article. If the parties cannot agree on the Fair Market Rental Value within such 30-day period, then Landlord and Tenant shall meet with each other within 35 days after Landlord's receipt of Tenant's objection notice and shall exchange in sealed envelopes their final proposal as to the Fair Market Rental Value (collectively, the "Estimates") and open such envelopes in each other's presence. If the higher of the

Estimates is no more than 105% of the lower Estimate, then the Fair Market Rental Value will be the average of the Estimates. If the higher of the Estimates is more than 105% of the lower Estimate, and if Landlord and Tenant do not mutually agree upon the Fair Market Rental Value within five Business Days after the exchange and opening of the envelopes, then the Fair Market Rental Value shall be determined by arbitration in accordance with the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association then in force, with the following exceptions: There shall be a single arbitrator selected by the American Arbitration Association. The arbitrator shall be a commercial real estate broker having at least 15 years of experience in the office market area in which the Building is located and having a professional designation of CCIM or SIOR, or both designations. The arbitrator's jurisdiction and authority shall be limited to whether the Landlord's or the Tenant's Estimate most closely reflects the Fair Market Rental Value and the arbitrator may not select any Value other than the Landlord's Estimate or the Tenant's Estimate. The determination by the arbitrator shall be rendered in writing to both Landlord and Tenant and shall be final and binding on them. The parties shall share equally in the cost of the arbitrator. Any fees of any counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining the counsel or expert.
35.4All options to extend the Lease Term as set forth in this article shall be null and void if Landlord and Tenant enter into any agreement extending the Lease Term on terms different than those set forth in this section.
36.RIGHT OF FIRST OFFER. During the Lease Term, whenever Landlord is made aware that space which is contiguous to Tenant’s Premises located in the 4680 Building or in the 4930 Building and located on the same floor (the "ROFO Space"), is becoming available for leasing to Tenant, then Landlord shall by notice to Tenant (the "ROFO Notice") offer to lease the ROFO Space to Tenant and Tenant shall have a one-time right to lease the ROFO Space on the terms and conditions set forth in the Landlord’s ROFO Notice and this article. If any portion of the ROFO space is vacant and unleased as of the Date of this Lease, then Tenant’s rights under this article as to such vacant and unleased space shall not commence until such space is leased and then becomes available for leasing. Space shall be considered "available for leasing to Tenant" when the existing lease for the ROFO Space expires or terminates, and all tenants in the Building with prior rights to lease the ROFO Space and the tenant, subtenant, or occupant then in possession of the ROFO Space all have no desire to enter into a lease or the renewal or extension of an existing lease of the ROFO Space with Landlord. ROFO Space shall not be considered "available for leasing to Tenant" if a tenant of the Building is being relocated to the ROFO Space by the Landlord pursuant to a relocation provision in the tenant's lease or such space is being used for Common Areas or amenities and not leasable office space. These rights shall apply only as to the entire ROFO Space that is available for leasing and may not be exercised as to only a portion of such space. Tenant shall exercise its option under this article by delivering to Landlord written notice of Tenant's election to exercise this option within ten Business Days after Tenant's receipt of the ROFO Notice, TIME BEING OF THE ESSENCE. If Tenant fails to exercise the option within such period, then the rights of Tenant to lease the ROFO Space at that time shall terminate, and, thereafter, Landlord shall be free to rent the space which was the subject of the ROFO Notice to whomever Landlord wishes and on whatever terms it desires. The option once exercised is irrevocable. If the option is exercised, Landlord and Tenant shall enter into an amendment to this Lease reflecting the expansion of the Premises on the terms of this article. If Tenant timely exercised the option but Landlord and Tenant are not able, for any reason, to execute a new lease, or an amendment to this Lease, for the available ROFO Space within 30 days after Tenant's receipt of such new lease or amendment from Landlord, then, at Landlord's sole option, the rights of Tenant to lease the ROFO Space shall terminate. If the option is exercised, the terms of this Lease, including the obligation to pay Rent, shall commence as to the ROFO Space as of the date which is the commencement date set forth in the ROFO Notice. The rights granted in this article are subject to the following conditions: (1) the rights granted to Tenant under this article are personal to the original named Tenant in this Lease and any assignee under a Permitted Transfer and may not be assigned or exercised by anyone other than such Tenant or assignee or a successor under a Permitted Transfer and only while Tenant or an assignee or subtenant or successor under a Permitted Transfer is in possession of the entire Premises, (2) the ROFO Space is intended for the use of Tenant or a subtenant under a Permitted Transfer only, (3) Tenant is not in default under this Lease beyond any applicable grace period, (4) any Guarantor executing a new guaranty or reaffirmation of the existing Guaranty confirming that the Guaranty shall apply to Tenant's obligations as to the ROFO Space, (5) if the Lease contains a right of Tenant to terminate the Lease early, such right is hereby expressly deleted, (6) intentionally omitted, and (7) Tenant shall have no rights under this article if less than five years remain in the Lease Term.
37.OFAC. A. Neither Tenant nor any of Tenant's affiliates, nor any individual, entity or organization holding any material ownership interest in the Tenant, nor any of their respective agents acting in any capacity in connection with the transactions contemplated by this Lease, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department's OFAC list of prohibited countries, territories, "specifically designated nationals" ("SDNs") or "blocked persons" (each a "Prohibited Person") (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism"; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the

Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes, or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false then it shall be considered a default under this Lease and Landlord shall have the right to exercise all of the remedies set forth in this Lease including, without limitation, immediate termination of this Lease. Tenant shall defend, indemnify, and hold Landlord harmless from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by Landlord arising from or related to any breach or violation of the foregoing representations and obligations.
B. Landlord hereby represents its compliance with all applicable anti-money laundering laws, including the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including Executive Order 13224 (“Executive Order”). Landlord further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control, and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the Date of this Lease, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac. Landlord shall defend, indemnify, and hold Tenant harmless from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by Tenant arising from or related to any breach or violation of the foregoing representations.
These indemnity obligations shall survive the expiration or earlier termination of this Lease.
38.GENERAL PROVISIONS.
38.1Miscellaneous. The word or words (a) “including” and “include” and similar words will not be construed restrictively to limit or exclude other items not listed; (b) “or” is used in the inclusive sense of “and/or”; (c) “will” and “shall” are intended to express mandatory actions and may be used interchangeably with no difference of meaning or intent for purposes of this Lease; (d) “good faith” has the meaning set forth in the Uniform Commercial Code, as adopted in the State of Florida as of the Date of this Lease; (e) “commercially reasonable efforts” will not include any obligation to institute or threaten legal proceedings, to declare or threaten to declare any person in default, to incur any liabilities, to expend any monies (other than customary telephone, printing, copying, delivery, and similar expenses), or to cause any other person to do any of the foregoing; (f) “any” means “any and all”; and (g) the two words in each of the following pairs of words (whether used in the singular or the plural) will be deemed to have the same meanings, which will encompass any meaning attributable to either word: “approval” and “consent”; “breach” and “default”; “cost” and “expense”; and “true” and “correct”. Except as otherwise provided in this Lease, any approval or consent to be given by a party under this Lease must be in writing (which may be by email) to be effective and may not be unreasonably withheld, conditioned, or delayed or charged for. If under this Lease a consent or approval may be given in the sole discretion of a party that will mean that the approval or consent may be given or withheld in the sole and absolute discretion of such party, for any reason or no reason. If any provision of this Lease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Lease shall remain in full force, if the essential provisions of this Lease for each party remain valid, binding, and enforceable. The parties may amend this Lease only by a written agreement signed and delivered by the parties. There are no conditions precedent to the effectiveness of this Lease, other than those expressly stated in this Lease. This Lease may be executed by the parties signing different counterparts of this Lease, which counterparts together shall constitute the agreement of the parties. This transaction may be conducted, and this Lease may be delivered, by electronic means, and Landlord and Tenant will be bound by the signatures (whether original or electronic) contained in this Lease. This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided in this Lease, the successors and assigns of the parties to this Lease. Each provision of this Lease shall be deemed both a covenant and a condition and shall run with the land. Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease. Any action brought under or with respect to this Lease must be brought in a court having jurisdiction located in the County in which the Premises is located which shall be the exclusive jurisdiction and venue for litigation concerning this Lease. Neither this Lease nor any memorandum or other notice of this Lease, including a SNDA, may be recorded in any public records.
38.2Radon Gas. The following notification is provided under Section 404.056(5), Florida Statutes: "Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department."
38.3Exhibits. All exhibits, riders, and addenda attached to this Lease shall, by this reference, be incorporated into this Lease. The following exhibits are attached to this Lease:
EXHIBIT "A"    –    Legal Description of the Project
EXHIBIT "B"    –    Location of Premises
EXHIBIT "C"    –    Guaranty
EXHIBIT "D"    –    Rules and Regulations
EXHIBIT "E"    –    Tenant Improvements
EXHIBIT "F"    –    Backup Generator Agreement

EXHIBIT "G"    –    Capacity Reservation Charge
EXHIBIT "H"    –    Sign Concepts

39.UBTI PROVISIONS. It is intended that all Rent payable to Landlord under this Lease shall qualify as "rents from real property" within the meaning of Section 512(b) (3) of the Internal Revenue Code of 1986, as amended (the "Code") and the Department of the U.S. Treasury Regulations promulgated thereunder (the "Regulations"). Should the Code or the Regulations, or interpretations of either by the Internal Revenue Service in revenue rulings or other similar public pronouncements, be changed so that any rent under this Lease no longer qualifies as "rents from real property" for purposes of Section 512(b) (3) of the Code and Regulations, or any successor provision, then Rent shall be adjusted in any manner Landlord may require so that it will so qualify. Any adjustments required under this article shall be made so as to produce the equivalent (in economic terms) Rent as payable before the adjustment and shall not increase Tenant's monetary obligations as originally provided in this Lease or decrease Tenant's rights under this Lease or result in any other adverse impact on Tenant, financial or otherwise. The parties shall execute and deliver any further instrument as may be reasonably required by Landlord in order to give effect to these provisions, which may include an assignment of this Lease to an affiliate of Landlord. Without limiting Landlord's right to withhold its consent to any transfer by Tenant, and regardless of whether Landlord shall have consented to any such transfer, neither Tenant nor any other person having an interest in the possession, use, or occupancy of any portion of the Premises shall enter into any lease, sublease, license, concession, assignment, or other transfer or agreement for possession, use, or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used, or occupied, and any such purported lease, sublease, license, concession, assignment, or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the Premises. There shall be no deduction from the rental payable under any sublease or other transfer nor from the amount of the rental passed on to any person or entity, for any expenses or costs related in any way to the subleasing or transfer of such space.
40.GUARANTY. Payment of all Rents and charges and the performance of all covenants of Tenant contained in this Lease are guaranteed by the Guarantor(s) under the Guaranty that is attached as an exhibit to this Lease. The Guaranty is a part of this Lease and Tenant agrees to be bound by the terms of the Guaranty that relate to this Lease. The execution and delivery to Landlord of the Guaranty together with Tenant's execution and delivery of this Lease is a condition to the effectiveness of and Landlord's obligations under this Lease.
41.TELECOMMUNICATIONS. All telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All installations of telecommunications equipment and wires shall be accomplished pursuant to plans and specifications approved in advance in writing by Landlord. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises, in accordance with rules and regulations adopted by Landlord from time to time. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wires; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed, or discontinued from any cause whatsoever, Landlord shall have no obligation or liability with respect thereto unless such interruption is caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.
41.1Landlord shall have the right, upon reasonable prior notice to Tenant, to temporarily interrupt or turn off telecommunications facilities at any time in the event of emergency and at any time other than normal Building hours as necessary in connection with the operation of the Building or installation of telecommunications equipment for other tenants of the Building.
41.2Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including facilities for telecommunications transmittal (but not wiring or cabling), shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost.
41.3Cogent, Crown Castle, AT&T, Breezeline, and Lumen Technologies are the current telecommunication service providers to the Building. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants of the Building, and Landlord; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and materials; (v) the provider agrees to abide by Landlord’s requirements, if any, that provider use existing Building conduits and pipes or use building contractors (or other contractors approved by Landlord); (vi)

Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (viii) all of the foregoing matters are documented in a written license or other agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.
41.4Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, in or on the Building, without Landlord’s prior written consent. Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.
41.5In the event that telecommunications equipment, wiring and facilities (including WI-FI systems) installed by or at the request of Tenant within the Premises, or elsewhere within the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference, Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant shall substitute alternative equipment that remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord’s discretion, remove such equipment according to foregoing specifications.
42.EMERGENCY GENERATOR. Up to the date immediately prior to the Commencement Date, Tenant shall have the right to enter into an agreement with Landlord in substantially the form attached hereto as EXHIBIT “F” and made a part hereof regarding backup replacement electrical service solely with respect to the Premises provided by a back-up generator operated by Landlord (“Backup Generator Agreement”). In the event that Tenant elects to enter into the Backup Generator Agreement, Tenant shall give Landlord written notice of Tenant’s election to exercise its right under this article prior to the Commencement Date. Upon receipt of Tenant's written notice, (a) Landlord shall determine the Capacity Reservation Charge (as defined in the Backup Generator Agreement) based upon the Generator Rate Schedule attached hereto as EXHIBIT “G” and made a part hereof, and (b) Landlord and Tenant shall mutually agree to the Served Systems (as defined in the Backup Generator Agreement). A copy of the final Backup Generator Agreement shall be (i) sent to Tenant within a reasonable time after Landlord and Tenant mutually agree to the kilowatt-hour(s) of capacity on the Generators for the Premises and the Served Systems, and (ii) executed by Tenant and returned to Landlord within ten (10) Business Days after Tenant's receipt of the final Backup Generator Agreement. In the event that Tenant does not enter into the Backup Generator Agreement and subscribe to the Landlord’s Power Program, then Tenant shall not receive standby power service.
43.CONSTRUCTION; MERGER. THIS LEASE HAS BEEN NEGOTIATED "AT ARM'S-LENGTH" BY LANDLORD AND TENANT, EACH HAVING THE OPPORTUNITY TO BE REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE AND TO NEGOTIATE THE FORM AND SUBSTANCE OF THIS LEASE. THEREFORE, THIS LEASE SHALL NOT BE MORE STRICTLY CONSTRUED AGAINST EITHER PARTY BECAUSE ONE PARTY MAY HAVE DRAFTED THIS LEASE. THIS LEASE SHALL CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES CONCERNING THE MATTERS COVERED BY THIS LEASE. ALL PRIOR UNDERSTANDINGS AND AGREEMENTS HAD BETWEEN THE PARTIES CONCERNING THOSE MATTERS, INCLUDING ALL PRELIMINARY NEGOTIATIONS, LEASE PROPOSALS, LETTERS OF INTENT, AND SIMILAR DOCUMENTS, ARE MERGED INTO THIS LEASE, WHICH ALONE FULLY AND COMPLETELY EXPRESSES THE UNDERSTANDING OF THE PARTIES. THE PROVISIONS OF THIS LEASE MAY NOT BE EXPLAINED, SUPPLEMENTED, OR QUALIFIED THROUGH EVIDENCE OF TRADE USAGE OR A PRIOR COURSE OF DEALINGS.
44.NO RELIANCE. EACH PARTY AGREES IT HAS NOT RELIED UPON ANY STATEMENT, REPRESENTATION, WARRANTY, OR AGREEMENT OF THE OTHER PARTY EXCEPT FOR THOSE EXPRESSLY CONTAINED IN THIS LEASE.
45.INCONTESTABILITY. THE PARTIES WAIVE AND RELEASE ALL CLAIMS AND CAUSES OF ACTION FOR FRAUD IN THE INDUCEMENT OR PROCUREMENT OF THIS LEASE IT BEING THEIR INTENT THAT THIS LEASE BE INCONTESTABLE ON ACCOUNT OF ANY CLAIM OF FRAUD, OR FOR ANY OTHER REASON. THE FOREGOING WAIVER AND RELEASE IS MADE BY EACH PARTY IN CONSIDERATION OF THE PARTY’S RECIPROCAL WAIVER AND RELEASE.
46.JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE LANDLORD/TENANT RELATIONSHIP, OR THE PROJECT. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

[SIGNATURES ON NEXT PAGE]

Landlord and Tenant are signing this Lease as of the Date of this Lease.

LANDLORD: G&I X BRIC FEE OWNER LLC, a Delaware limited liability company By: /s/ Robert Hyman Name: Robert Hyman Title: Vice President Date Executed: 1/27/2026
TENANT: D-WAVE COMMERCIAL INC., a Delaware corporation By: /s/ Alan Baratz Name: Alan Baratz Title: President Date Executed: 1/27/2026 Tenant's Taxpayer Identification Number: [*****]

EXHIBIT "A"
LEGAL DESCRIPTION OF THE PROJECT
Tract 1

Unit 1, Unit 2B, and Unit 3 of Boca Raton Innovation Campus Land Condominium, a Condominium, according to the Declaration of Condominium recorded in Official Records Book 31997, Page 857, of the Public Records of Palm Beach County, Florida, and all amendments thereto, together with an undivided interest in the common elements appurtenant thereto.

Tract 2

A PORTION OF PARCEL 4 OF BOCA TECHNOLOGY CENTER PLAT 1, ACCORDING TO THE PLAT THEREOF, RECORDED IN PLAT BOOK 96, AT PAGES 178 THROUGH 181, INCLUSIVE, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT THE MOST NORTHEASTERLY CORNER OF PARCEL 4, BEING THE INTERSECTION OF THE SOUTHERLY RIGHT-OF-WAY LINE OF NW 40TH ST, AS RECORDED IN PLAT BOOK 4, PAGE 77, PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA WITH THE WESTERLY LINE OF THE 70' LAKE WORTH DRAINAGE DISTRICT DRAINAGE CANAL AS RECORDED IN OFFICIAL RECORDS BOOK 1053, PAGE 285, PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA; SAID PARCEL BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:
THENCE ALONG THE EAST LINE OF A AFOREMENTIONED 2.0 ACRE CITY OF BOCA RATON PARCEL AS RECORDED IN OFFICIAL RECORDS BOOK 14869, AT PAGE 1765, OFFICIAL RECORDS BOOK 14869, AT PAGE 1771, AND OFFICIAL RECORDS BOOK 14869, AT PAGE 1777, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, S44°17'01"W, A DISTANCE OF 369.80 FEET TO A SET 5/8" IRON ROD AND CAP STAMPED LB 2936 AND BEING THE POINT OF BEGINNING.
THENCE, CONTINUE, S44°17'03"W, A DISTANCE OF 654.06 FEET TO A FOUND 5/8" IRON ROD;
THENCE N45°42'31"W, A DISTANCE OF 300.00 FEET TO A SET 5/8" IRON ROD AND CAP STAMPED LB 2936 TO A POINT OF CURVATURE FOR THE BEGINNING OF A CURVE TO THE RIGHT HAVING A RADIUS OF 460.00 FEET;
CONTINUE ALONG SAID CURVE TO THE RIGHT THROUGH A CENTRAL ANGLE OF 7°30'00" FOR AN ARC LENGTH OF 60.21 FEET TO A SET 5/8" IRON ROD AND CAP STAMPED LB 2936 TO A POINT OF NON-TANGENCY;
THENCE N44°17'03"E, A DISTANCE OF 650.08 FEET TO A SET 5/8" IRON ROD AND CAP STAMPED LB 2936;
THENCE S45°42'57"E, A DISTANCE OF 300.00 TO THE POINT OF BEGINNING.

A-1

EXHIBIT "B"
LOCATION OF PREMISES

The below plans are diagrammatic only and intended to show the general locations of the Premises, and is not a representation by Landlord as to any other improvements or tenants shown any of which may change from time to time.
[*****]

B-1

EXHIBIT "C"
GUARANTY
THIS IS A GENERAL GUARANTY WHICH IS ENFORCEABLE BY THE LANDLORD, ITS SUCCESSORS AND ASSIGNS. THIS IS ALSO AN ABSOLUTE AND UNCONDITIONAL GUARANTY.
The undersigned (the "Guarantor") absolutely and unconditionally guaranties the prompt and full payment, performance and observance by D-WAVE COMMERCIAL INC., a Delaware corporation (the "Tenant"), and by its legal representatives, successors, and assigns, of (a) all obligations to pay Rent and all other sums and charges payable by Tenant under that certain Office Lease to which this Guaranty or a form of this Guaranty is attached as an exhibit (the "Lease"), between G&I X BRIC FEE OWNER LLC, a Delaware limited liability company (the "Landlord"), and Tenant for space at Boca Raton Innovation Campus, 4930 Conference Way North, Boca Raton, Florida 33431 and 4680 Conference Way South, Boca Raton, Florida 33431, and (b) the full performance and observance of all of the covenants, terms, conditions, and agreements provided to be performed and observed by Tenant under the Lease, whether before, during, or after the Lease Term. Guarantor represents and warrants that it has a direct financial interest in Tenant and that he/she/it has received substantial consideration in exchange for making this Guaranty. Capitalized terms not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Lease.
This is an absolute and unconditional guaranty of payment and of performance and not collection and Landlord may proceed directly against Guarantor without first proceeding with any remedies against Tenant. This Guaranty shall not be impaired by, and Guarantor consents to, any modification, supplement, extension, or amendment of the Lease, or release of the Tenant to which the parties to the Lease may hereafter agree. Presentment, notice, and demand on Tenant or Guarantor and subsequent dishonor are not conditions to proceeding against Guarantor and are hereby waived by Guarantor. Landlord's rights and remedies as to Guarantor under this Guaranty are distinct and separate from, and cumulative to, Landlord's rights and remedies as to Tenant under the Lease and no exercise or partial exercise of any such right or remedy under the Lease or under this Guaranty shall be in exclusion of or a waiver of any other rights or remedies under either document.
Until all the covenants and conditions in the Lease on Tenant's part to be performed and observed are fully performed and observed, Guarantor subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.
In connection with any suit, action, or other proceeding, including arbitration or bankruptcy, arising out of or in any manner based on or relating to this Guaranty, including tort actions and actions for injunctive, declaratory, and provisional relief, the prevailing party shall be entitled to recover actual reasonable attorneys' (excluding in-house attorneys’), paralegals', and legal assistants' fees and disbursements (including disbursements which would not otherwise be taxable as costs in the proceeding), and expert witness fees, including fees for litigating the entitlement to or amount of fees or costs owed under this provision, and fees in connection with bankruptcy, appellate, or collection proceedings.
Any legal action or proceeding arising out of or in any way connected with this Guaranty shall only be instituted in a court (federal or state) located in the county in which the Premises are located, which shall be the exclusive jurisdiction and venue for litigation concerning this Guaranty. Landlord and Guarantor shall be subject to the jurisdiction of those courts. The execution of this Guaranty and performance of its obligations by Guarantor, for purposes of personal or long-arm jurisdiction, constitutes doing business in the State of Florida under Section 48.193, Florida Statutes. In addition, Landlord and Guarantor waive any objection that they may now or hereafter have to the laying of venue of any action or proceeding in those courts, and further waive the right to plead or claim that any action or proceeding brought in any of those courts has been brought in an inconvenient forum. All payments to be made by Guarantor under this Guaranty shall be payable at Landlord's office at G&I X BRIC FEE OWNER LLC, 5000 T-Rex Avenue, Suite 160, Boca Raton, Florida 33431.
This Guaranty is a continuing guaranty that shall be effective before the commencement of the Lease Term and shall remain effective following the Lease Term as to any surviving provisions that remain effective after the termination of the Lease. Guarantor's obligations under this Guaranty shall also continue in full force and effect after any transfer of the Tenant's interest under the Lease, during any renewals or extensions of the Lease Term, and during any holdover by Tenant after expiration of the Lease Term.

The liability of Guarantor under this Guaranty shall in no way be affected, modified, or diminished by reason of any of the following, regardless of whether Guarantor receives notice of them, all of which notices Guarantor expressly waives: (a) any assignment, transfer, renewal, modification, amendment, or extension of the Lease, or (b) any modification or waiver of or change in any of the terms, covenants, and conditions of the Lease by Landlord and Tenant, or (c) any extension of time that may be granted by Landlord to Tenant, or (d) any consent, release, indulgence, or other action, inaction, or omission under or in respect of the Lease, or (e) any dealings, or transactions, or matters between Landlord and Tenant that may cause the Lease to terminate, including without limitation, any adjustment, compromise, deferral, waiver, settlement, accord and satisfaction, or release of Tenant's obligations under the Lease, or (f) any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship, or similar proceeding affecting Tenant, or the rejection or disaffirmance of the Lease in any proceedings, or any cap on Landlord's claim against Tenant in any such proceedings, whether or not notice of the proceedings is given to Guarantor. Further, Guarantor waives all defenses to its obligations under this Guaranty based on any delay between the effective date of the Lease and the date of Guarantor's execution of this Guaranty, including the defense of lack of consideration, and Guarantor agrees that, notwithstanding any such delay, Guarantor has received sufficient consideration for its execution of this Guaranty, the delivery of which is a condition to Landlord's obligations under the Lease.
For purposes of this Guaranty, on a default by Tenant under the Lease the entire balance of all Rent due under the Lease for the remainder of the Lease Term may be declared to be forthwith due and payable as provided in the Lease notwithstanding any stay, injunction, or other prohibition preventing a similar declaration as against Tenant and, in the event of any such declaration by Landlord, all of the obligations (whether or not due and payable by Tenant) shall forthwith become due and payable by Guarantor under this Guaranty (subject to the terms of the Lease).
If Landlord assigns the Lease or sells the Building, Landlord may assign this Guaranty to the assignee or transferee, who shall thereupon succeed to the rights of Landlord under this Guaranty to the same extent as if the assignee were the original named Landlord in this Guaranty, and the same rights shall accrue to each subsequent assignee of this Guaranty. If Tenant assigns the Lease or sublets the Premises, the obligations of the Guarantor under this Guaranty shall remain in full force and effect.
From time to time, Guarantor, on not less than ten Business Days' prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Building. In addition, if requested, Guarantor shall provide any financial statements concerning Guarantor that may be reasonably requested by any mortgagee or prospective mortgagee or purchaser of the Building. Guarantor shall not be required to provide any financial statements if Guarantor is a publicly traded company and such financial statement are available to Landlord online at no charge.
If there is more than one Guarantor, the liability of each Guarantor shall be joint and several with all other Guarantors.
Guarantor authorizes Landlord, in Landlord's discretion, to obtain from time to time credit reports and information regarding Guarantor.
Guarantor represents and warrants that this Guaranty has been duly authorized by all necessary corporate action on Guarantor's part, has been duly executed and delivered by a duly authorized officer, member or partner, and constitutes Guarantor's valid and legally binding agreement in accordance with its terms.
LANDLORD AND GUARANTOR KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY AND THE LEASE.
[SIGNATURE ON NEXT PAGE]

D-WAVE QUANTUM INC., a Delaware corporation

By:
Name:
Title:

Guarantor's address:
3033 Beta Avenue
Burnaby, BC V5G 4M9
Canada

Guarantor's Taxpayer Identification Number:
[*****]

Dated: ________________________, 2026

EXHIBIT "D"
RULES AND REGULATIONS
1.The sidewalks and public portions of the Project, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by the Tenant Parties nor shall they be used for any purpose other than ingress and egress to and from the Premises.
2.No awnings or other projections shall be attached to the outside walls or roofs of the Project. No curtains, blinds, shades, louvered openings, or screens or anything else which may be visible from outside the Building shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Project.
3.No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Project or on corridor walls or doors or mounted on the inside of any windows or within the interior of the Premises, if visible from the exterior of the Premises. Signs on any entrance door or doors shall conform to Project standards and shall, at Tenant’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.
4.The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Project shall not be covered or obstructed by the Tenant Parties. No bottles, parcels, or other articles shall be placed outside of the Premises.
5.No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in the public halls, corridors, or vestibules.
6.The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them. All damages resulting from any misuse of fixtures by the Tenant Parties shall be borne by Tenant.
7.No animals of any kind (except dogs recognized as service animals under applicable law that are individually trained to do work or perform tasks for people with disabilities) shall be brought on the Premises or Project.
8.The Premises shall not be used for cooking, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and a microwave oven for food warming shall be permitted, provided that such equipment and use is in accordance with all applicable governmental requirements. Except for standard residential type refrigerator and microwave oven and cryogenic refrigerators in Suite 160, no refrigeration or heating equipment may be placed inside the Premises without the prior written consent of Landlord in each instance. Tenant shall not cause or permit any unusual or objectionable odors to be produced on or permeate from the Premises.
9.No office space in the Project shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.
10.Tenant shall not make or permit to be made any unseemly or disturbing noises, radio frequency or electromagnetic or radio interference, or vibrations, or disturb, harass, or interfere with occupants of the Project or neighboring premises or those having business with them, or Landlord’s agents or employees, or interfere with equipment of Landlord or occupants of the Project, whether by the use of any musical instrument, radio, television, machines or equipment, unmusical noise, or in any other way, including use of any wireless device or equipment. Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells, or elevator shafts of the Project.
11.The Tenant Parties and their invitees shall not at any time bring or keep on the Project (excluding automobiles to the extent not subject to prohibition by applicable law) any firearms, weapons, tazers, inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of biodegradable cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable laws.

12.Subject to Article 11 of the Lease, Landlord shall, at Tenant’s expense, have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, on the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the replacement cost of them.
13.All deliveries, removals, or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only with the prior approval of Landlord and then only in approved areas, through the approved loading/service area doors, using the freight elevator only, during approved hours, and otherwise in accordance with Landlord’s requirements. Tenant shall assume all liability and risk concerning these movements. All hand trucks must be equipped with rubber tires and side guards. Landlord may restrict the location where heavy or bulky matters may be placed inside the Premises. Landlord reserves the right to inspect all freight to be brought into the Project and to exclude all freight that can or may violate any of these Rules and Regulations or other provisions of this Lease.
14.Tenant shall not, unless otherwise approved by Landlord in its sole and absolute discretion, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone agency, telephone or secretarial service, messenger service, travel or tourist agency, a personnel or employment agency, restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise or food, retail service shop, labor union, school, classroom, or training facility, an entertainment, sports, or recreation facility, dance or music studio, an office or facility of a foreign consulate or any other form of governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a place of public assembly (including a meeting center, theater, or public forum), a facility for the provision of social welfare or clinical health services, a medical or health care office of any kind, a telemarketing facility, a customer service call center, a firm the principal business of which is real estate brokerage, the operation of a business, the purpose of which is to provide to unrelated third parties for sublease or license a flexible workplace center consisting primarily of executive and general office suites and shared office workplaces, a public finance (personal loan) business, or heavy manufacturing, or any other use that would, in Landlord’s reasonable opinion, impair the reputation or quality of the Project, overburden any of the Building systems, Common Areas, or Parking Areas (including any use that would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Project, unless Tenant’s Lease expressly grants permission to do so. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices that are for the sole and exclusive use of Tenant’s employees
15.Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Project without the prior written consent of Landlord. Landlord shall have the right to prohibit any advertising that, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as a Class “A” office building to be known as the tech and life sciences hub for the Southeastern United States, and on notice from Landlord, Tenant shall discontinue the advertising.
16.Landlord reserves the right to exclude from the Project all persons who do not present a pass to the Project on a form or card approved by Landlord or other identification documentation required by Landlord. Tenant shall be responsible for all its Parties who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of those persons.
17.Neither the Premises nor any portion of the Project (including automobiles parked in the Project) shall be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose that may be dangerous to life, limb, or property.
18.Any maintenance and service requests of Tenant will be attended to by Landlord only on application at the Landlord’s management office for the Project using the ANGUS work order system or any other property maintenance system used by Landlord. Any charges due Landlord for repair and maintenance work shall be paid by Tenant in accordance with the Lease. Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord. Tenant shall not pay or otherwise compensate any employees of Landlord for the performance of any services or provision of any goods.

19.Canvassing, soliciting, and peddling within the Project is prohibited and Tenant shall cooperate to prevent such activities.
20.In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close Venetian or vertical blinds, shades or drapes when the sun’s rays fall directly on the exterior windows of the Premises.
21.If, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telecommunications company installers or others (in both the Premises and the public corridors), the cost of replacements shall be charged to Tenant on a per-tile basis.
22.All paneling or other wood products not considered furniture that Tenant shall install in the Premises shall be of fire-retardant materials. Before the installation of these materials, Tenant shall submit to Landlord for review and approval a satisfactory (in the reasonable opinion of Landlord) certification of the materials’ fire-retardant characteristics.
23. Tenant Parties and their invitees shall not be permitted to occupy at any one time more than the number of parking spaces in the Parking Areas permitted in this Lease (including any parking spaces reserved exclusively for Tenant). Usage of parking spaces shall be in common with all other tenants of the Project and their employees, agents, contractors, and invitees. All parking space usage shall be subject to any reasonable rules and regulations for the safe and proper use of parking spaces that Landlord may prescribe from time to time. Tenant Parties (other than visitors) shall register each automobile with Landlord prior to such automobile accessing or using the Parking Areas. Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the Parking Areas. The unreserved parking spaces allocated to Tenant under this Lease shall be reduced by Tenant’s pro rata share of visitor and accessible parking spaces for the Project. Tenant Parties and their invitees shall abide by all posted roadway signs in and about the Parking Areas. Landlord shall have the right to tow or otherwise remove vehicles of the Tenant Parties and their invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant, the owner of the vehicle, or both, and without liability to Landlord. Upon request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of the Tenant Parties.
24.Tenant acknowledges that reserved parking spaces, if any, shall only be reserved during the hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, Legal Holidays excluded. Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick-up trucks utilized as personal transportation), boats, personal watercraft, campers, or trailers. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. No parking space may be used for the storage of equipment or other personal property. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose and be so conducted as to not interfere with traffic flow within the Project or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Overnight parking in the Parking Areas is strictly prohibited. Tenant shall be responsible for the Tenant Parties’ compliance with Landlord’s parking rules and regulations. Any vehicle parked improperly may be towed away. The Tenant Parties who do not operate or park their vehicles in compliance with Landlord’s parking rules and regulations shall subject the vehicle to being towed at the expense of the owner or driver. Additionally, Landlord may immobilize (place a “boot”) on the improper or improperly parked vehicle and may levy a charge of $100.00 to remove the immobilization device (“boot”) for the initial violation. Further, Landlord may levy a charge of $250.00 for any damaged, improperly removed, or destroyed immobilization device for the initial violation. Subsequent fines in both instances described in the immediately preceding two sentences shall double on a cumulative basis (e.g., the fourth violation shall be subject to a fine of $800.00). Such fines shall be paid within 30 days after demand. Tenant shall indemnify, defend, and hold Landlord Parties harmless from and against any and all liability arising from the towing or booting of any vehicles belonging to a Tenant Party. Any applicable notice and cure periods shall not apply to Landlord’s parking rules and regulations.
25.All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars or stopped in any roadways or on curbs, sidewalks, or landscaping for any period of time All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place. All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord. Landlord shall have the right to require that large or cumbersome deliveries be made after normal business hours or on non-Business Days.
26.Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and items termed garbage from the Premises. The corridors and parking and delivery areas are to be kept clear of these items. Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of trash by Landlord. Tenant shall ensure that liquids are not disposed of in the receptacles.
27.Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring anywhere on the Project, regardless of how or when the loss occurs.
28.Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.
29.Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, and electric facilities, or any part or appurtenance of the Premises.
30.Tenant agrees and fully understands that the overall aesthetic appearance of the Project is of paramount importance; thus, Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including all fixtures, equipment, signs, shades, awnings, displays, art work, wall coverings, or anything else in the Premises that is visible from outside the Premises.  Landlord's control over the visual aesthetics shall be complete and arbitrary.
31.Tenant shall not install, operate, or maintain in the Premises or in any other area, any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Project. Tenant shall not use any portable cooling or heating equipment in the Premises, including the use of any portable electronic or gas heating devices. This rule applies only to Suite 125 of the Premises and not to Suite 160 of the Premises, on the condition that all capital equipment used in Suite 160 space is sub-metered.
32.Tenant shall not allow the Premises to be occupied by more than the density permitted by code.
33.Tenant will take all steps necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor or outdoor sources, or both, or emission of biological contaminants. Tenant will not knowingly allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds [“VOCs”]) in the Premises, and will take all steps necessary to prevent the release of contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents) and excess VOC levels.
34.Tenant shall require that in any cleaning or maintenance of the Premises directly contracted by Tenant (and approved by Landlord), the contractor shall use cleaning products certified in accordance with Landlord’s Sustainability Guidelines, and at a minimum EcoLogo™, Green Seal™. Landlord reserves the right to approve, acting reasonably, any such tenant cleaning contracts, but without liability. Tenant shall require that any cleaning contracts entered into by Tenant directly require the cleaning contractor to comply with elements of Landlord's Sustainability Guidelines applicable to it, and ensure that the contractor is properly trained on the maintenance of specialized green facilities, such as waterless urinals. In addition, Landlord may require Tenant to provide product data sheets and MSDS or equivalent documents for all cleaning products to be used within the Premises.
35.Tenant shall comply with any recycling programs for the Project implemented by Landlord from time to time.
36.Tenant shall not obtain for use in the Premises ice, drinking water, towel, barbering, bootblacking, floor polishing, lighting maintenance, cleaning, or other similar services from any persons not authorized by Landlord in writing to furnish the services.
37.Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry. Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, that in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

38.All contractors performing any work within the Premises must be first be approved by Landlord and comply with Landlord’s rules and requirements for contractors performing work in the Project.
39.Tenant shall comply with all rules and regulations imposed by Landlord as to any messenger center Landlord may establish for the Project and as to the delivery of letters, packages, and other items to the Premises by messengers.
40.Landlord reserves the right to grant or deny access to the Project to any telecommunications service provider that is not currently serving the Project. Access to the Project by any telecommunications service provider (unless through Landlord’s current Building telecommunications provider’s lines) shall be governed by the terms of Landlord’s standard telecommunications license agreement and access fees, which must be executed and delivered to Landlord by such provider before it is allowed any access whatsoever to the Project.
41.No vinyl wall covering or wall covering of any kind may be installed on any interior side of any wall which comprises an exterior wall of the Building, unless first approved by Landlord.
42.Tenant may install a wireless data or communications system (or similar system) (“Wi-Fi Network”) for intranet, internet, or other communications purposes within the Premises. Such Wi-Fi Network shall not interfere with the use or operation of any other space within the Project, including the operations of Landlord or any tenant, licensee, concessionaire, or other occupant of the Building. Landlord shall have the sole right to determine if Tenant’s Wi-Fi Network is causing interference. Should any interference occur, Tenant shall take all necessary steps as soon as commercially practicable and no later than five days following such occurrence to correct the interference. If such interference continues after such five day period, Tenant shall immediately cease operating the Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant shall limit Wi-Fi Network use solely to Tenant’s employees, agents, and invitees within the Premises. Tenant shall indemnify, defend, and hold Landlord Parties harmless from and against all claims, losses, or liabilities arising as a result of Tenant’s use or construction of any Wi-Fi Network, except for matters directly resulting from Landlord’s or Landlord Parties' negligence or willful misconduct. Tenant acknowledges that Landlord has granted and/or may grant leases, licenses, or other rights to operate a Wi-Fi Network to other tenants and occupants of the Project and to telecommunication service providers.
43.All wiring, cabling, or conduit and/or cable bundles installed in the Premises or the Building by or at the request of Tenant shall: (a) be plenum rated and/or have a composition suited for its use in accordance with NFPA 70/National Electrical Code; (b) be “low combustible” cable or wiring, as applicable; (c) be labeled with Tenant's name and the use to which such wiring or cabling, as applicable, is being put every 30 linear feet (and at the point of origination and destination as well) in order to identify such cabling or wiring as belonging to Tenant; (d) be installed in accordance with, and comply with the requirements of, the EIA/TIA standards, the National Electric Code, and any other fire and safety codes applicable to the Building; and (e) be installed and routed in accordance with a routing plan, approved in writing by Landlord, prior to installation, showing “as built” or “as installed” configurations or cable pathways, outlet identification numbers, locations of all wall, ceiling, and floor penetrations, riser cable routing, and conduit routing if applicable. All vertical wiring shall be installed within conduits.
44.Smoking is absolutely prohibited in all areas of the Project. Due to the irritation and known health risks of exposure to second-hand tobacco smoke, increased risk of fire and increased maintenance and cleaning costs, if any Tenant Party is found smoking within any area of the Project (including all outdoor areas and the Parking Areas), Landlord may levy a fine on Tenant related to the Tenant Party of $100.00 for the initial violation and such fine shall double on a cumulative basis for each subsequent violation (e.g., the fourth violation shall subject to a fine of $800.00), which shall be used towards the costs of remediating the area of smoking debris, smell, and residue and further enforcement of this rule. “Smoking” is meant to include all forms of smoking, including “vaping”, exhaling, burning, or carrying any lighted cigar, cigarette, pipe, or other smoking or nicotine delivery system or equipment or device in any manner or form, whether electronic or otherwise. Any applicable notice and cure periods shall not apply to this rule.
45.Tenant Parties shall comply with all reasonable procedures required by Landlord related to the health, safety, and welfare of all occupants of the Project, including cleanliness of the Premises, exercising good hand hygiene, maintaining appropriate distances among persons, wearing proper face masks and gloves, consenting to temperature checks, and completing questionnaires regarding potential exposure to communicable diseases to avoid the spread of communicable diseases, and all federal, state, and local laws related to the foregoing.

46.At Landlord’s option in its sole discretion, a violation of these Rules and Regulations by any Tenant Party shall be an event of default under this Lease (subject to applicable notice and cure periods). In addition to all remedies provided by this Lease and law, if no fine is specified for the violation of a particular rule or regulation, Landlord may levy a fine on Tenant for a violation of these Rules and Regulations in the amount of $50.00 per violation.
47.Tenant is responsible for all fines levied on its Tenant Parties under these Rules and Regulations as well as any interest, penalties, and costs of collection, including reasonable attorneys’ fees and costs. All payments not received by Landlord within 30 days after demand shall bear interest at the lesser of: (a) 12% per annum, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the payment was due through the date payment is actually received by Landlord.
48.Landlord may, on request by any tenant, waive compliance by the tenant with any of these Rules and Regulations provided that (a) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, (b) a waiver shall not relieve the tenant from the obligation to comply with the rule or regulation in the future unless expressly consented to by Landlord, and (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these Rules and Regulations unless the other tenant has received a similar waiver in writing from Landlord.
49.Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern.

EXHIBIT "E"
TENANT IMPROVEMENTS
Tenant Builds – Tenant’s Cost (Allowance)
1.Condition of Premises. Landlord has made no representation or promise as to the condition of the Premises. Landlord shall not perform any alterations, additions, or improvements in order to make the Premises suitable and ready for occupancy and use by Tenant. Tenant has inspected the Premises, is fully familiar with the physical condition of the Premises, and shall accept the Premises "as-is," "where-is," without any warranty, express or implied, or representation as to fitness or suitability. Landlord shall not be liable, and Tenant waives and releases all claims, for any latent or patent defect in the Premises or for any costs or expenses related in any way to the Tenant Improvements, except as expressly set forth in this Exhibit.
2.Plans. Tenant shall, at its sole cost and expense, perform all work necessary or desirable for Tenant's occupancy of the Premises (the "Tenant Improvements"), which shall include the display or representation of a quantum computer. The performance of any Tenant Improvements by Tenant is not a required condition to this Lease. Upon completion of the Plans, Tenant shall furnish to Landlord, for Landlord's written approval, a permit set (final construction drawings) of plans and specifications for the Tenant Improvements (the "Plans"). The Plans shall include the following: fully dimensioned architectural and structural plans; electric/telephone outlet diagram; reflective ceiling plan with light switches; mechanical plan; furniture plan; electric power circuitry diagram; plumbing plans; all color and finish selections; all special equipment and fixture specifications; fire sprinkler design drawings, and quantum computer sketch or diagram. The Plans shall be free from any conflicts between or among the various trades (i.e., electrical, plumbing, mechanical, structural, fire/life safety). Tenant shall submit the approved Plans to applicable building authorities for permit promptly following Landlord's approval and Tenant shall thereafter diligently pursue obtaining its building permits. The Plans will be prepared by a licensed architect and the electrical and mechanical plans will be prepared by a licensed professional engineer; provided that, Landlord may require Landlord’s Building engineer to prepare the mechanical, plumbing, life safety, and electrical portions of the Final Plans. The Plans shall be produced on CAD. The architect and engineer will be subject to Landlord's approval, which shall not be unreasonably withheld, delayed, or conditioned. The Plans shall comply with all applicable laws, ordinances, directives, rules, regulations, and other requirements imposed by any and all governmental authorities having or asserting jurisdiction over the Premises. Landlord shall review the Plans and either approve or disapprove them within 10 Business Days (and within 5 Business days after any re-submission of Plans). Should Landlord disapprove them, Tenant shall make any necessary modifications and resubmit the Plans to Landlord in final form within 10 Business Days following receipt of Landlord's disapproval of them. The approval by Landlord of the Plans or any similar plans and specifications for any other improvements or the supervision by Landlord of any work performed on behalf of Tenant shall not: (a) imply Landlord's approval of the quality of design or fitness of any material or device used; (b) imply that the Plans are in compliance with any codes or other requirements of governmental authority; (c) impose any liability on Landlord to Tenant or any third party; or (d) serve as a waiver or forfeiture of any right of Landlord. Tenant’s Architect will incorporate any requirements of the governing authorities during the permit application and review process and respond to such revisions within five Business Days of receipt of such requirements.
3.Contractor. The Tenant Improvements shall be constructed by a licensed and insured general contractor selected and paid by Tenant and approved by Landlord. Tenant may only retain contractors and vendors shown on Landlord’s list of approved contractors and vendors, which is subject to change from time to time but may not change once approved. Tenant shall deliver a copy of the contractor's license(s) to do business in the jurisdiction(s) in which the Premises are located, the fully executed contract between Tenant and the general contractor, the general contractor's work schedule, and all building or other governmental permits required for the Tenant Improvement before commencement of the Tenant Improvements. Since Tenant will be considered the "Owner" under the definitions in the Florida Construction Lien Law, Tenant, and not Landlord, will be required to sign the application for the building permit and the Notice of Commencement for the Tenant Improvements. Tenant shall cause the Tenant Improvements to be completed promptly and with due diligence, and in accordance with the Plans in a good and workmanlike manner using new or like-new materials of not less than Landlord's Building Standard grade materials unless otherwise approved by Landlord, which Building Standard standards are attached hereto as EXHIBIT "E-1." All work shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directives, rules, regulations, and other requirements of any governmental authorities having or asserting jurisdiction over the Premises, including the making of any alterations or improvements to the Premises or the Project which are required to comply with the ADA and the payment by Tenant of any impact and utility fees (including hook-up and connection charges), sales taxes, or assessments arising from or solely relating to the Tenant Improvements or occupancy (and not Landlord’s original development of the Project or any Landlord capital projects at the Project). Before the commencement of any work by Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of builder's risk, commercial general and auto liability, and workers' compensation insurance complying with the requirements for contractors set forth in the Alterations article of this Lease, or as otherwise reasonably required by Landlord. Any damage to any part of the Project that occurs as a result of the Tenant Improvements shall be promptly repaired by Tenant.

4.Compliance. Tenant shall also ensure compliance with the following requirements concerning construction, including all future Alterations:
4.1Tenant and all construction personnel shall abide by Landlord's reasonable job site rules, requirements, and regulations (whether supplemental or additional to the requirements set forth in this Lease), and fully cooperate with Landlord's construction representatives in coordinating all construction activities in the Project, including reasonable rules and regulations concerning working hours and parking, and, if applicable, use of the Landlord’s designated service elevator.
4.2All transportation of construction materials shall be on the service elevator designated by Landlord only, if applicable.
4.3Tenant shall deliver to Landlord all forms of approval provided by the appropriate local governmental authorities to certify that the Tenant Improvements have been completed and the Premises are ready for occupancy, including original building permit and a final, unconditional Certificate of Occupancy or its equivalent, including a Certificate of Completion or Certificate of Final Inspection.
4.4At all times during construction, Tenant shall allow Landlord access to the Premises for inspection purposes. On completion of the Tenant Improvements, Tenant's general contractor shall review the Premises with Landlord and Tenant and secure Landlord's and Tenant's acceptance of the Tenant Improvements.
4.5Tenant shall be responsible for cleaning up any refuse or other materials left behind by construction personnel at the end of each work day. If required by Landlord, workers shall provide their own temporary toilet facilities, trash facilities, water coolers, and construction materials dumpsters and shall locate them along with any construction trailers or field offices in areas specifically designated by Landlord.
4.6Any work that may disturb tenants of the Building (including welding, cutting torch, drilling or cutting of the concrete floor slab or temporary interruption of any utility service), shall only occur before or after normal business hours and as otherwise specified by Landlord. Tenant’s contractor shall plan and coordinate with Landlord in advance, any work that may require access to or disturb (in any manner) the systems, services, finishes, etc. or other facilities in tenant floors above or below the construction floor. No painting or spraying of chemicals, varnishes, lacquers, finishes, or paint will be allowed during normal business hours. Such activities shall only occur during days and times specifically and reasonably preapproved by Landlord. All workers must stay in their designated work areas and the use of radios, loud music, alcoholic beverages, narcotics, or smoking of any kind, whether electronic or otherwise, is prohibited on the Project.
4.7Reasonable quantities of water and electricity for lighting, portable power tools, and other common uses as well as use of the construction elevator will be furnished to the contractor at a cost to be assigned at the completion of the job based on usage during the build-out period (including Building Standard charges for pre-scheduled use of the elevator). The contractor shall make all utility connections, furnish any necessary extensions, and promptly and professionally remove such connections and extensions on completion of work.
4.8Tenant is solely responsible to confirm and coordinate as-built conditions with Tenant's work.
4.9Any work that will involve the draining of a sprinkler line or otherwise affect the Building's fire sprinkler system must be approved by Landlord in advance. In all instances where this is done, the system shall not be left inoperable except for such period approved by Landlord and otherwise in accordance with applicable codes, insurance and governmental requirements and Tenant will comply, at its expense, with all applicable fire watch requirements.
4.10All equipment installed shall be compatible with the Base Building fire alarm system and the contractor shall perform work related to any connection to the Base Building fire alarm system only after proper notification to Landlord and on an after-hours basis. Any disruption to the existing fire alarm system or damage as a result of contractor's work will be the sole responsibility of Tenant.
4.11All additional electrical circuits added to existing electrical panels or any new circuits added to new electrical panels will be appropriately labeled as to the area or equipment serviced by the circuit in question. Any electrical panel covers removed to facilitate installation or connection shall be reattached.
4.12Tenant shall deliver copies to Landlord of all Notices to Owner received in connection with the Tenant Improvements promptly after receipt of such notices.
4.13Should a Notice of Commencement be filed in the public records for Tenant’s Improvements, the legal description therein shall specifically be limited to Tenant's interest in the Premises, and Tenant shall be responsible for having a corresponding Notice of Termination timely recorded in the County in which the Premises is located upon the completion of such work.
4.14Upon completion of the Tenant Improvements Tenant shall also deliver to Landlord a copy of each of the following:
4.14.1"as-built" construction documents in PDF file format;
4.14.2general contractor's one-year warranty and subcontractor warrantees, as well as factory warrantees on equipment installed;
4.14.3operating and maintenance manuals for all equipment installed;
4.14.4fire sprinkler system permit set of drawings (if required by governmental authorities);
4.14.5HVAC test and balance reports;
4.14.6subcontractor listing with contact and phone numbers included;
4.14.7final payment application from general contractor;
4.14.8 final releases of lien from Tenant's general contractor and all lienors giving notice as defined in the Florida Construction Lien Law (in form required by such Lien Law) and a final contractor's affidavit from the general contractor in accordance with the Florida Construction Lien Law, indicating all "lienors" have been paid in full; and
4.14.9 documentation from the applicable governmental agency evidencing that all final inspections have been completed and all building and other governmental permits have been closed and evidence that any Notice of Commencement filed in connection with the Tenant Improvements has been duly terminated in accordance with the requirements of Florida Construction Lien Law.
5.Supervisory Fee. Tenant shall pay to Landlord (or Landlord may deduct from the Tenant Improvement Allowance) an amount equal to 1% of the hard costs portion of the work, as a supervisory fee.
6.Tenant Improvement Allowance.
6.1If and for as long as Tenant is not in default under this Lease beyond any applicable grace period, Tenant shall be entitled to a tenant improvement allowance ("Tenant Improvement Allowance" or "Allowance") in the amount set forth in the Basic Lease Information and Defined Terms section of this Lease. The Tenant Improvement Allowance shall be paid to Tenant in reimbursement for the total out-of-pocket costs paid by Tenant for the design professional fees (i.e., architect and engineering fees), the "hard costs" of construction of the Tenant Improvements, permit and inspection fees. Up to 20% of the Allowance ($520,000.00), after allocating the Allowance first to the costs of the Tenant Improvements, may be used to reimburse Tenant for Tenant's furniture, trade fixtures, and equipment, cabling and wiring (including low voltage) costs, owner's representative fees, and moving expenses (“Soft Costs”). In addition, if the total amount paid by Tenant for the Tenant Improvements is less than the Tenant Improvement Allowance and there is remaining Allowance after Tenant’s application to Soft Costs, Tenant shall not receive cash, but may elect to receive a credit against Base Rent not to exceed 20% of the Allowance ($520,000.00). Tenant shall pay the entire amount of the Tenant Improvement costs which is in excess of the Allowance. Tenant's right to application of the Tenant Improvement Allowance shall expire 12 months after the Commencement Date. Any requests for work or reimbursement of allowed items or to elect to receive a credit against Base Rent submitted to Landlord after such date shall not be paid from the Allowance and Tenant shall thereafter be solely responsible for the costs of the Tenant Improvements or allowed items without reimbursement from Landlord and/or shall not receive a credit against Base Rent, as applicable.
6.2The Allowance shall be disbursed on a percentage of completion basis (i.e., the ratio of the amount to be disbursed, together with all prior disbursements, to the total Allowance will not exceed the ratio of the cost of the Tenant Improvements completed on the date of disbursement to the total cost of the Tenant Improvements including any change orders), subject to a ten percent retainage. By way of example, if the Tenant Improvement Allowance is $100,000, the total Tenant Improvements cost is $500,000, and on the date of Tenant’s first draw request 25% of the Tenant Improvements have been completed (i.e., contractor’s invoice is equal to $125,000), then Landlord shall be obligated to pay an amount equal to 25% of the Allowance, or $25,000, less the ten percent retainage of $2,500, for a net payment of $22,500. If the request for disbursement of the Allowance pertains to furniture and equipment, moving expenses or other related items, then Tenant shall be entitled to have the Allowance disbursed with respect to such items without regard to the percentage-of-completion formula specified herein based on paid receipts (or invoices to be paid out of the applicable draw request). Tenant may apply for disbursements of the Allowance not more frequently than monthly (except for the final disbursement). Each request for disbursement shall be itemized on the AIA G702/703 form (or other form reasonably acceptable to Landlord) and shall be accompanied by a contractor’s affidavit from Tenant’s general contractor in accordance with the Florida Construction Lien Law, releases of lien (in form reasonably required by Landlord in accordance with the Florida Construction Lien Law) from Tenant’s general contractor and all lienors giving notice as defined in the Florida Construction Lien Law (which releases (partial or final) may be made subject to receiving payment out of the draw), copies of paid receipts for all items as to which reimbursement is sought (or invoices to be paid out of the applicable draw request), and evidence of payment, including cancelled checks (if applicable), and such other backup information as Landlord may reasonably request. Each request shall constitute Tenant’s affirmation that as of the date of the request this Lease is in full force and effect and Landlord is not in default under this Lease, and the final request shall also specify the Commencement Date and acknowledge Tenant’s acceptance of the Premises as completed. Disbursement shall be made by Landlord to Tenant not later than 45 days following receipt of all required information concerning the disbursement request. The retainage shall be paid to Tenant within 45 days after all of the following events have occurred: (a) the Tenant Improvements have been substantially completed; (b) Tenant has delivered to Landlord final releases of lien from Tenant’s general contractor and all lienors giving notice as defined in the Florida Construction Lien Law and a final contractor’s affidavit from the general contractor in accordance with the Florida Construction Lien Law, and all other receipts and supporting information concerning payment for the work that Landlord may reasonably request; (c) Tenant has delivered to Landlord all of the items listed in Section 4.14 of this Exhibit; and (d) Tenant has moved into the Premises and opened for business in the Premises.
6.3At Landlord's option, the Tenant Improvement Allowance or any portion of it may be paid by Landlord directly to the general contractor performing the Tenant Improvements or to any lienor giving notice as defined in the Florida Construction Lien Law. If Tenant is in default under this Lease beyond any applicable grace period, or if Landlord has received written notice of any unpaid claims relating to any portion of the Tenant Improvements or materials in connection therewith (other than claims which will be paid in full from such disbursement), or if a Claim of Lien has been recorded against the Project, the Premises, or Tenant's interest in the Premises, by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises which has not been discharged of record or transferred to a bond in the manner provided by Florida Construction Lien Law, Landlord may, in addition to all its other available rights and remedies, withhold payment of any unpaid portion of the Tenant Improvement Allowance, even if Tenant has already paid for all or a portion of the cost of the Tenant Improvements until cured, at which time payment will be made. These Tenant Improvement Allowance provisions shall not apply to any additional space added to the original Premises at any time after the Date of this Lease, whether by any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the initial Lease Term, whether under any options under this Lease or otherwise, unless expressly so provided in this Lease or an amendment to this Lease. The rights granted to Tenant under this section to the Allowance are personal to the original named Tenant in this Lease and any assignee under a Permitted Transfer and may not be assigned or exercised by or for the benefit of anyone (including, any subtenant) other than such Tenant or assignee under a Permitted Transfer.
6.4If Landlord defaults under this Lease by failing to pay the Tenant Improvement Allowance when due, and Tenant has fully complied  with the requirements set forth in this Exhibit for the payment of the requested amount, then Tenant may give notice to Landlord of the default and if payment is not made within 30 days of the notice of default, deduct the unpaid amount from the Base Rent to become due under this Lease until fully credited, provided that Tenant shall not be entitled to so offset from the Base Rent due for any month over 25% of the Base Rent due for such month.   Any dispute on Tenant’s exercise of any rights under this section shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, with the following exceptions.  The arbitration shall be held in Palm Beach County, Florida.  There shall be a single arbitrator selected by the American Arbitration Association.  The arbitrator shall be independent of the parties and have at least ten years’ experience in the supervision of the operation and management of major office buildings in the area in which the Building is located.  The arbitrator will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages.  The arbitrator must set forth in any award findings of fact and conclusions of law supporting the decision.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  If Landlord disputes the default and Tenant’s right to offset as provided in this section, Tenant will have no right to offset unless Landlord fails to pay amounts determined to be owed in the arbitrator’s award within 15 days after Landlord’s receipt of the final award.
6.5In addition to the Tenant Improvement Allowance, Landlord shall reimburse Tenant for the actual cost to pour a new concrete slab in the premises located in the 4930 Building as part of the Tenant Improvements. Such payments shall be made in accordance with the terms of this Section 6, including providing to Landlord a pay application describing such work, invoices, and other reasonable supporting information. Tenant shall bid the concrete work to at least three general contractors who have been determined by Landlord to be responsible, qualified, and capable of completing such work for a fair cost.
7.Supplemental HVAC. Tenant shall have the right, at its expense, to install supplemental HVAC systems for the Premises, whether as part of the Tenant Improvements pursuant to and in accordance with this Exhibit or as a later Alteration pursuant to and in accordance with the Alterations article of the Lease. All installation costs shall be at Tenant's expense. Prior to any such installation, Tenant shall provide Landlord with the locations and plans and specifications of the supplemental HVAC system, for Landlord's review and reasonable approval, provided that the location and any effect on Building systems shall be subject to

Landlord’s sole discretion. Tenant, at its expense, shall be responsible for all maintenance costs of the supplemental HVAC system and electrical or other utility consumption in connection with such usage. Landlord shall have the right to require Tenant to remove such supplemental HVAC system at the expiration or earlier termination of this Lease.
8.Backup Generator.
8.1General. Tenant, at its sole expense, may install and operate a backup power generator (“Generator”) in the exterior location to be designated by Landlord (the “Site”).  The Generator shall be used solely for Tenant’s own business purposes in the event Tenant’s primary electrical service is interrupted and not for the benefit of any other tenant or occupant of the Building.  Landlord has not made any representations as to the condition or suitability of the Project or the Site for generator use, or that such use is a legal or allowable use.  Upon the expiration or earlier termination of this Lease, if Landlord so directs by written notice to Tenant, the Generator Equipment (as defined below) or any part of it shall be removed by Tenant, at Tenant’s sole expense, and Tenant shall, at its sole expense, repair and restore the Site or other portion of the Project caused by or resulting from the removal.  Tenant shall be solely liable for, and shall indemnify and hold Landlord, its agents, employees, and contractors harmless from and against any and all costs, claims, damages, causes of action, and liability which may arise by reason of any occurrence attributable to or arising out of the installation, maintenance, repair, operation, fuel storage, spills and discharge, environmental contamination, or removal of any of the Generator Equipment, including any claim or cause of action, or demand against Landlord, its agents, employees, and contractors arising out of any such occurrence, except when caused by the gross negligence or willful misconduct of Landlord or its agents, employees, and contractors.
8.2Installation/Operation. Prior to performance of any work, Tenant shall (a) provide Landlord with plans and specifications for all equipment comprising the Generator (such equipment, wiring, and connections to the Premises together with the Generator, the “Generator Equipment”); and (b) obtain Landlord’s prior written consent to the installation.  If Landlord requires, Tenant will have a representative of Landlord present, at Tenant’s expense, during the installation.  After initial installation, no changes to the Generator Equipment shall be made without the prior written consent of Landlord.  Landlord shall have the right, in its sole discretion, to disapprove any work that voids or adversely affects any warranty.  Tenant, at its sole expense, shall operate the Generator Equipment in accordance with all applicable laws and requirements of all governmental and quasi-governmental authorities having jurisdiction over the Building, including obtaining all permits required, and with all requirements or recommendations of Landlord’s insurer, lender, or both, and Landlord’s reasonable rules and regulations.  Tenant shall provide copies of all permits obtained upon request.  Tenant shall, at its sole cost and expense, obtain electrical service and any other utilities necessary for utilization of the Site, including the installation of a separate meter and main breaker, and shall pay the electrical utility provider directly for the electricity consumed.  Landlord shall not be liable to Tenant for any stoppages or shortages of electrical power furnished to the Site because of any act, omission, or requirement of any electrical utility provider, or the act or omission of any other tenant or licensee of the Project, or for any other cause beyond the control of Landlord.  Tenant’s use of the Generator Equipment shall not, in Landlord’s reasonable judgment, interfere with or adversely affect any use of any Common Areas or Building systems, equipment, installations, lines, or machinery of the Project or of any other space or equipment (including radio or telecommunications equipment) used by Landlord, another tenant, or any occupant of the Project.  Landlord may from time to time, at Landlord’s expense, relocate the Generator Equipment, or any part of it, to other areas in, at, or upon the Project.  Upon relocation of the Generator Equipment, Tenant’s means of access and cabling will be relocated by Landlord or, at Landlord’s option, by Tenant, at Landlord’s expense, as required to operate and maintain the Generator Equipment.
8.3Service Contract. As part of its repair and  maintenance obligation, Tenant shall enter into an annual contract with a generator repair firm, fully licensed to repair generators in the State of Florida, which firm shall: (a) regularly service and inspect the Generator Equipment on a monthly basis, changing parts as required; (b) perform emergency and extraordinary repairs on the Generator Equipment; and (c) keep a detailed record of all Generator Equipment services performed on the Site and prepare a yearly service report to be furnished to Tenant at the end of each calendar year.  Tenant shall furnish to Landlord, at the end of each calendar year, a copy of the yearly service report.  Not later than 30 days prior to the Commencement Date and annually thereafter, Tenant shall furnish to Landlord a copy of the maintenance contract described above and proof that the annual premium for the maintenance contract has been paid.
8.4No Liability. Landlord shall have no responsibility or liability for the conduct or safety of any of Tenant’s contractors or repair, maintenance, and engineering personnel while in any part of the Project; and shall not be liable for any charge, fine, cost, expense, or damage to the Generator Equipment or any part of the Project, unless proximately caused solely by Landlord or its agents, employees, and contractors’ gross negligence or willful misconduct.  Tenant shall give Landlord prompt written notice of any accident to any equipment of Landlord.  Landlord shall not be liable for any latent defect or change or modification in the Project or Site, nor for any damage to property or persons caused by any overflow or leakage of water, steam, gas, electricity, or any other substance from any other generator whatsoever, except to the extent such damage is caused by the gross negligence or willful misconduct of Landlord or its agents, employees, and contractors.  Tenant shall be solely responsible for any loss or damage to the Generator arising from casualty, fire, flood, tornado, or other acts of God.

EXHIBIT "E-1"
BUILDING STANDARD MATERIALS

[as provided to Tenant on or prior to the Date of this Lease]

E-1-1

EXHIBIT "F"
BACKUP GENERATOR AGREEMENT
THIS SUPPLEMENT TO LEASE FOR EMERGENCY STANDBY ELECTRIC POWER SERVICE (this "Supplement") is made as of __________, 20____ ("Supplement Date") between G&I X BRIC FEE OWNER LLC, a Delaware limited liability company ("Landlord"), and ______________________________ ("Tenant").

RECITALS:

A.    Tenant has entered into that certain lease agreement with Landlord and made a part hereof ("Lease") for the premises therein described ("Premises").

B.    Landlord has available standby electric power generators and related equipment (collectively, "Generators"), which are used under Landlord's Standby Power Facilities Program ("Power Program") to provide emergency standby electric power service at Boca Raton Innovation Campus, Boca Raton, Florida ("Complex") for Landlord's operation of the Complex and to tenants of the Complex and others who wish to subscribe for emergency standby electric power service (collectively, "Subscribers").

C.    Tenant has elected to subscribe under the Power Program for emergency standby electric power service to the Premises, and Landlord has agreed to make emergency standby electric power service available to the Premises up to the Capacity Reservation, as hereinafter defined ("Standby Power Service"), subject to and upon the terms and conditions set forth in this Supplement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Relationship to Lease. This Supplement shall form a part of the Lease. In the event of any inconsistency between the terms of the Lease and the terms of this Supplement as they relate or apply to the Power Program or Standby Power Service, the terms of this Supplement shall control. Capitalized terms used in this Supplement and not otherwise defined herein shall have the same meanings as provided in the Lease.

2.    Term. The term of this Supplement shall commence on the Supplement Date and continue for the balance of the Lease Term of the Lease, as the same may be sooner terminated or hereafter extended pursuant to the terms of the Lease. Tenant's rights under this Supplement shall automatically terminate and be null and void upon the expiration or earlier termination of the Lease or Tenant's right to possession of the Premises.

3.    Capacity Reservation and Reservation Charge. Tenant shall pay Landlord by federal wire transfer of immediately available funds the certain charges pursuant to Exhibit “A” to this Supplement (collectively, the "Capacity Reservation Charge") in connection with Tenant's subscription to Standby Power Service. The Capacity Reservation Charge, plus applicable state and local sales and use taxes, shall be paid by Tenant to Landlord in advance and on or before the first day of each calendar month during the Lease Term at the same time and place and in the same manner as the payment of monthly installments of Base Rent, except that the Capacity Reservation Charge for the first full calendar month for which the Capacity Reservation Charge shall be due shall paid on the Supplement Date. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Capacity Reservation Charge for such month shall be prorated on the basis of 1/30th of the monthly Capacity Reservation Charge for each day of such month. In consideration of the payment by Tenant to Landlord, or as Landlord may from time to time direct, of the Capacity Reservation Charge as set forth above, Tenant shall be entitled to up to one megawatt of capacity on the Generators for the Premises ("Capacity Reservation") subject to the terms and conditions set forth in this Supplement and the Lease (up to eight megawatts in available for the entire Project including all tenants). On the first day of each Lease Year (as defined in Lease) during the Lease Term (and renewal or extension thereof), the annual Capacity Reservation Charge shall increase by three percent (3%) ("Supplemental Capacity Reservation Charge"), over the annual Capacity Reservation Charge in effect during the immediately preceding Lease Year. If Tenant fails to timely pay the charges due hereunder which is not cured in five days, this Supplement shall automatically terminate without further notice or action by Landlord, and Landlord may reserve for its own use or sell to other Subscribers the Standby Power Service theretofore reserved for Tenant. The Capacity Reservation Charge and Supplemental Capacity Reservation Charge (if applicable) are non- refundable, shall be paid without any prior demand or notice therefor, shall in all events be paid without any deduction, recoupment, set-off or counterclaim, and shall not be subject to proration, credit, offset, rebate or abatement for any cause whatsoever, except as expressly provided in Paragraph 4(d) below.

4.    Served Systems.
a.    Standby Power Service is limited to serving (i) Tenant's equipment and systems located within the Premises and specifically identified by Tenant on Exhibit "B" attached hereto and made a part hereof (collectively, "Served Systems"), and (ii) the Complex's central air conditioning service ("Complex AC") to the Premises, or if Complex AC is not supplied to the Premises because Tenant has installed a separate or supplemental air conditioning system in the Premises ("Premises AC"), Standby Power Service may be applied to the Premises AC; provided, however, in no event shall more than forty (40%) percent of the Standby Power Service reserved for Tenant under the Capacity Reservation ("40% Limitation") be used for Complex AC to the Premises or Premises AC, as the case may be. For purposes of this Supplement, "Served Systems" shall include Complex AC to the Premises or Premises AC, whichever is applicable, in either instance subject to the 40% Limitation. Tenant shall include on Exhibit "B" hereto the power required for each piece of equipment included in the Served Systems, including, without limitation, the Complex AC to the Premises or Premises AC, whichever is applicable, subject to the 40% Limitation, and shall further designate on Exhibit "B" which of the Served Systems are "non-essential Served Systems" for purposes of this Supplement.

b.    Tenant shall cause the Served Systems to be connected to electrical panels or breakers separate from the main panels and breakers for the Premises so as to permit the disconnection of all electrical systems and equipment, other than the Served Systems, from the Power Program. Tenant shall be solely responsible for the compatibility of the Served Systems with the Generators, including, but not limited to, electrical systems, wire, conduit, panels, transformers, switchgear and breakers in the Premises. Before the Served Systems may be connected to the Generator, Tenant shall make, at Tenant's sole cost and expense, any and all modifications and enhancements to the Served Systems necessary for such compatibility with the Generators. Landlord shall have no liability or responsibility for damage or injury to the Premises, the Served Systems or any of Tenant's equipment or personnel due to any such installation, connection or incompatibility, all such liability being expressly waived by Tenant. Before connecting the Served Systems to the Generator, Tenant shall disconnect any equipment which is not included in the Served Systems identified on Exhibit "B" hereto.

c.    Commencing on the Supplement Date, Landlord and its employees, agents, contractors and representatives shall have a non-exclusive right of access to and through the Premises at all times to the extent reasonably necessary for the implementation of the Power Program and the provision of Standby Power Service to the Premises in accordance with the provisions of this Supplement, including the installation, testing, maintenance, operation, repair, replacement and removal of any cabling or other appurtenances connecting the Served Systems to the Generators, provided that (i) Landlord shall make reasonable efforts to minimize interference with Tenant's use and enjoyment of the Premises, and (ii) Landlord shall endeavor to provide Tenant with twenty-four (24) hour notice prior to any access to the Premises other than for emergency repairs. Landlord shall have twenty-four (24) hours access to the Premises for any emergency work in connection with the Served Systems, Complex AC or Power Program.

d.    Tenant acknowledges that Landlord has made no representation, warranty or guarantee as to the adequacy, effectiveness or efficiency of the Generators to provide an emergency source of power to the Premises or the Served Systems, or any portion thereof, or to Complex AC, at any time during the Term (even if it is determined that the Generators have or may have excess capacity). Tenant further acknowledges that the Generators are intended to first service the emergency power needs of Landlord with respect to the Common Areas of the Complex, and the emergency power needs of other Subscribers who are using the Generators as of the Supplement Date, before the transfer of Standby Power Service to the Premises. If, at any time during the term of this Supplement, Landlord elects to discontinue the Power Program or Landlord reasonably determines that Tenant's use of the Generators adversely impacts the Complex or the use of any other Subscriber's premises, Landlord may so notify Tenant, and Landlord may require Tenant to discontinue use of the Generators no later than the earlier of one hundred twenty (120) days after Landlord's notice, or the date, if any, required under applicable Law ("Termination Date"). In such event, Tenant's use of the Generators and subscription under the Power Program shall be null and void from and after the Termination Date, and Landlord shall refund to Tenant any unused portion of the monthly installment of the Capacity Reservation Charge or any unused portion of the monthly installment of the Supplemental Capacity Reservation Charge, whichever is applicable, for the month in which such Termination Date occurs, within thirty (30) days of Tenant's disconnection of the Served Systems from the Generators. Notwithstanding the foregoing, Landlord shall not have the right to terminate Tenant's use of the Generators to allow a Subscriber which is not currently using the Generators to use the Generators for its emergency power needs.

5.    Generator Operation.

a.    Tenant's Temporary Generators. If Landlord has heretofore permitted Tenant to operate a temporary backup generator for the Premises, Tenant shall, within ten (10) days after the Supplement Date, disconnect such temporary backup generator and remove the same from the Complex and restore the portion of the Complex affected to the condition existing prior to the installation of such temporary backup generator.

b.    Emergency Service Use. Tenant acknowledges that the Generators are intended for limited emergency backup use and neither the Generators nor the fuel storage tanks for the Generators are either designed or have the capacity for more than limited and temporary use.

c.    Start-up Delay. In the event of a power failure ("Outage"), the Generators are designed to start up over a period of three minutes. Landlord shall not be liable or responsible for any direct, indirect, consequential or special damages that may occur due to an interruption of Tenant's business or business operations, or to the Premises or Tenant's equipment, the Served Systems or Complex AC or Premises AC, whichever is applicable, due to any delay in the start-up of the Generators. Tenant shall be responsible to provide for its own backup uniform power supply to the Premises and the Served Systems to address any start-up delay of the Generators.

d.    Emergency Representative. Tenant designates ____________ as its "Emergency Representative" in the event of an Outage or other emergency. His /Her after hours contact information is: _______: ____________ or ___________ : __________ The Emergency Representative shall have full authority to act on behalf of Tenant in the event of an Outage or other emergency and shall be available to meet with Landlord and the emergency representatives of other Subscribers to implement emergency procedures established by Landlord in the event of an Outage or other emergency. Tenant may change its Emergency Representative, add one additional Emergency Representative or change the after-hours contact information by notice to Landlord, in writing. After-hours contact information for the Emergency Representative shall include, but not be limited to, home addresses and telephone numbers, cellular telephone numbers and pager numbers. If Tenant has two Emergency Representatives, notices to Tenant under this Supplement shall be deemed made to Tenant if made to either one or both of the Emergency Representatives. Tenant shall notify Landlord, in writing, of any changes in the identity or after-hours contact information of the Emergency Representative. The Emergency Representative shall participate in emergency drills conducted by Landlord from time to time.

e.    Generator Operation During Extended Outage. For purposes hereof, any Outage lasting more than one (1) hour shall be deemed an "Extended Outage." Tenant acknowledges that the fuel storage capacity of the Generators is not sufficient for continuous or extended use of the Generators to meet the emergency power needs of Landlord and all Subscribers under the Power Program. In the event of an Extended Outage or a series of Outages, Landlord, in its sole and exclusive discretion, shall have the right, but not the obligation, to regulate, reduce and limit the availability of emergency standby electric power service to Subscribers, including Tenant, under the Power Program in order to meet the generator recommendations of the Federal Emergency Management Agency, the safety of all tenants of the Complex and all Subscribers under the Power Program, the availability of fuel supplies or the operating conditions and requirements of the Generators.

In order to administer the Power Program in the best interests of the Complex, Landlord has established the following rules, procedures and protocols for responding to an Extended Outage (which rules, procedures and protocols may be amended at any time and from time to time as provided in Paragraph 5[i] below):

(1) Definitions:
•Level One Outage: An Extended Outage lasting more than one (1) hour, but anticipated by Landlord, in Landlord's sole and exclusive judgment, to last less than three (3) hours.
•Level Two Outage: An Extended Outage lasting or anticipated by Landlord, in Landlord's sole and exclusive judgment, to last more than three (3) hours, but less than twenty-four (24) hours.
•Level Three Outage: An Extended Outage lasting or anticipated by Landlord, in Landlord's sole and exclusive judgment, to last more than twenty-four (24) hours.

(2) Extended Outage Protocols:
In the event of an Extended Outage, Landlord shall advise Tenant, to the extent feasible, of the anticipated level of the Extended Outage, and Tenant shall comply with the following emergency protocols of the applicable level of the Extended Outage, which protocols may be amended by Landlord at any time and from time to time in accordance with Paragraph 5(i) below ("Protocols"):

•Level One Outage: The operation of the Served Systems, as contemplated under this Supplement, may continue.
•Level Two Outage: The operation of the Served Systems, as contemplated under this Supplement, may continue. Tenant shall turn off or disconnect all equipment and systems in the Premises which do not constitute Served Systems ("Non-Served Systems") within thirty (30) minutes to one (1) hour of Landlord's notice of the Level Two Outage. Tenant's personnel not required in the operation of the Served Systems may be required by Landlord to immediately vacate the Premises and the Complex, and Tenant shall otherwise comply with Landlord's emergency procedures and rules promulgated from time to time in accordance with the Lease or this Supplement. Landlord may, in Landlord's sole and exclusive judgment, (i) reduce or eliminate Complex AC, (ii) reduce or eliminate non-emergency Common Area systems and services, including, but not limited to, the operation of the cafeteria, conference centers and other amenities or services provided by Landlord to tenants of the Complex, or (iii) require Tenant to turn off or disconnect non-essential Served Systems within thirty (30) minutes to one (1) hour of Landlord's request.
•Level Three Outage: Only the essential Served Systems designated on Exhibit "B" hereto may be permitted to operate during a Level Three Outage. Tenant shall turn off or disconnect all non-essential Served Systems and Non-Served Systems within one (1) hour of Landlord's notice of a Level Three Outage. Tenant's personnel not required in the operation of the essential Served Systems shall immediately vacate the Premises and the Complex, and Tenant shall otherwise comply with Landlord's emergency procedures and rules promulgated from time to time in accordance with the Lease and this Supplement. Landlord may, in Landlord's sole and exclusive judgment, (i) reduce or eliminate Complex AC, (ii) reduce or eliminate non-emergency Common Area systems and services, including, but not limited to, the operation of the cafeteria, conference centers and other amenities or services provided by Landlord to tenants of the Complex, or (iii) require Tenant to turn off, reduce or disconnect all Served Systems (essential and non-essential) due to the unavailability of fuel to service the Generators. During a Level Three Outage, Landlord shall report to Tenant as to the status of the Level Three Outage, anticipated actions by Landlord and the availability of fuel supplies, and shall use reasonable efforts to notify Tenant of an impending planned shut down of Standby Power Service at least one (1) hour prior to such shutdown. Tenant shall, upon Landlord's request, immediately disconnect all non-essential Served Systems from the Standby Power Service and otherwise cooperate with Landlord to maximize fuel supplies and the obtaining of additional fuel supplies. Tenant acknowledges that in the event of a Level Three Outage, fuel may become exhausted and additional fuel unavailable, in which event the Generators may be shut down and Standby Power Service discontinued to the Premises, the Served Systems and Non-Served Systems, in whole or in part, all without liability to Landlord.

f.    Generator Maintenance Program. Landlord has entered into a service agreement for the maintenance of the Generators with a generator maintenance company selected by Landlord. The service agreement provides for maintenance of the Generators in accordance with the National Fire Protection Agency Level 2 standards for emergency generators. Copies of the service agreement and repair records for the Generators shall be kept at the management offices of the Complex for inspection by Tenant upon reasonable prior written notice during Business Hours.

g.    Planned Maintenance. Landlord may interrupt or reduce the availability of Standby Power Service for a reasonable duration, upon prior notice to Tenant, for the purpose of performing ordinary maintenance, repairs, replacements, connections or changes of or to the Generators or any other equipment or appurtenances related thereto, including any of the foregoing which is required by good engineering and operating practices or by manufacturers' specifications. Landlord shall attempt to restore the availability of Standby Power Service as soon as is reasonably possible.

h.    Non-Scheduled Interruption. Landlord shall have the right to interrupt or reduce Standby Power Service for a duration determined necessary by Landlord, without prior notice to Tenant, if (i) a Force Majeure Event (as hereafter defined) has occurred that causes or requires such interruption or reduction of Standby Power Service, or (ii) the Served Systems or the Premises have become dangerous in Landlord's judgment and, as a result thereof, Landlord believes that such interruption or reduction is necessary to prevent injury to persons or damage to property or to prevent the interruption or reduction of emergency standby electric power service to other Subscribers.

i.    Rules. Tenant shall comply with, and shall cause any subtenants, assignees, occupants, invitees, employees, contractors and agents to comply with, the rules, procedures and Protocols set forth in this Supplement (collectively, "Rules"). Landlord shall have the right to reasonably amend the Rules and supplement the same with other reasonable rules relating to the Power Program not expressly inconsistent with this Supplement, and all such amendments or new rules shall be binding upon Tenant after five (5) days notice thereof to Tenant and shall constitute "Rules" for purposes of this Supplement. The Rules shall be applied on a non-

discriminatory basis among the Subscribers, but nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of any Rules by any other Subscriber or out of the enforcement or waiver of the Rules by Landlord in any particular instance.

6.    Excess Demand Load. Tenant may not exceed the Capacity Reservation during any Outage. If Tenant exceeds the Capacity Reservation during an Outage ("Excess Demand"), Landlord may, in Landlord's sole and exclusive judgment, require Tenant to immediately disconnect non-essential Served Systems and reduce the actual load to the Generators to a level less than the Capacity Reservation. If Tenant fails to take such immediate action, Landlord may reduce Standby Power Service to the Premises so that the actual load does not exceed the Capacity Reservation. Alternatively, if there is sufficient capacity for emergency standby electric power service to the Common Areas and other Subscribers, as determined by Landlord in its sole and exclusive judgment, Landlord may charge Tenant an additional fee for the Excess Demand equal to two hundred percent (200%) of the then current Capacity Reservation Charge or the Supplemental Capacity Reservation Charge, whichever is applicable, prorated for the actual load in excess of the Capacity Reservation ("Excess Demand Fee"). The foregoing rights and remedies are in addition to Landlord's other rights and remedies under this Supplement and at law or in equity, and any additional Rules promulgated or implemented by Landlord in the event of an Extended Outage. The Excess Demand Fee shall be billed by Landlord and paid by Tenant, as Additional Rent under the Lease, within ten (10) Business Days of written demand therefor by Landlord.

7.    Use Charges.

a. Tenant shall pay for the fuel consumed by the Generators during an Extended Outage in the proportion that Tenant's electrical usage during such Extended Outage bears to the aggregate electrical usage of all Subscribers consuming fuel during such Extended Outage ("Tenant's Power Share"). Landlord may bill Tenant's Power Share of the foregoing directly to Tenant, which shall be payable by Tenant in monthly, quarterly, semi-annually or annual installments, as determined by Landlord under the Power Program.

b. The cost of fuel for Outages which are not Extended Outages and all other costs of maintaining, repairing, testing and servicing the Generators and implementing the Power Program may, at Landlord's option, be treated, budgeted and invoiced as Operating Expenses under the Lease; however, such costs shall not be limited by any exclusions from Operating Expenses specified in the Lease or by any provisions of the Lease limiting Tenant's Prorata Share of Operating Expenses or Overhead Rent. In the alternative, Landlord may bill Tenant's Power Share of the cost of fuel for Outages which are not Extended Outages and all other costs of maintaining, repairing, testing and servicing the Generators and implementing the Power Program directly to Tenant, which shall be payable by Tenant in monthly, quarterly, semi-annually or annual installments, as determined by Landlord under the Power Program.

8. Covenants of Tenant. Tenant covenants that:

a. Tenant shall not add any additional systems or equipment to the Generator at any time without the prior written consent of Landlord, which Landlord may withhold for any reason or no reason, in Landlord's sole and exclusive discretion. Alternatively, Landlord may condition its consent upon Tenant's payment of an additional charge or fee for such inclusion to the Served Systems;

b. Tenant shall not cause or voluntarily permit any modification or alteration to any of the Served Systems or the Premises which would have the effect of increasing the level of electrical demand for the Premises or which would adversely affect the Generators or Landlord's ability to provide emergency standby electric power service under the Power Program for the operation of the Complex or to other Subscribers; and

c. Tenant shall maintain, repair and replace, at Tenant's sole cost and expense, the Served Systems as necessary and appropriate in accordance with prudent and sound engineering practices so that the Served Systems are in proper condition to receive, distribute and use Standby Power Service without damage to the Served Systems, Complex AC, Generators or the other Subscribers.

9. Default by Tenant; Termination by Landlord; Late Charge and Interest. Upon the occurrence of any one (1) or more of the following events, Landlord may discontinue the delivery of Standby Power Service to the Premises and terminate this Supplement and cause Tenant to remove, at Tenant's sole cost and expense, all equipment connecting the Premises and Served Systems to the Generators:

a. Tenant's failure to pay any charges, including, but not limited to, the Capacity Reservation Charge, Supplemental Capacity Reservation Charge or Excess Demand Fee, or any portion thereof (all such charges being collectively sometimes referred to herein as "Charges") as and when due, and not cured within the applicable cure period for a default in payment of Rent under the Lease;

b. A default by Tenant under the Lease which is not cured within any applicable cure period under the Lease; or

c. Tenant's actual electric load connected to the Generators increases in excess of the Capacity Reservation and Tenant fails to immediately disconnect such of Tenant's equipment so as not to exceed the Capacity Reservation (unless Landlord, in Landlord's sole and exclusive discretion, and subject to availability and price, elects to increase the Capacity Reservation).

In addition, and without waiving any such rights, in the event of a default by Tenant hereunder, Landlord may reserve for its own use or sell to other Subscribers the Standby Power Service theretofore reserved for Tenant.

Tenant shall pay a service charge of Two Hundred Dollars ($200.00) for bookkeeping and administrative expenses, if any Charges, or any portion thereof, are not received within five (5) days after the date due. In addition, any Charges paid more than five (5) days after due shall accrue interest from the due date at the Default Rate (as defined in the Lease) until payment is received by Landlord, and Tenant shall pay Landlord a late charge for any Charge which is paid more than five (5) days after its due date equal to five percent (5%) of such payment. Such service charge, late charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord's right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of any Charges. Any and all remedies set forth in this Supplement: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect.

10. No Waiver. No provision of this Supplement will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Supplement shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision. Acceptance of any fee or charge by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Supplement. No acceptance of a lesser amount than the fee or charge stipulated herein shall be deemed a waiver of Landlord's right to receive the full amount due nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.

11. Permitted Assignment.

a. This Supplement, and the Capacity Reservation, shall not be transferred, assigned, subcontracted, or sold by Tenant, in whole or part, other than in connection with a permitted Transfer of the Lease to a Transferee approved by Landlord or otherwise deemed approved by Landlord under the Lease, but only so long as such Transferee does not require or present a demand load greater than that of Tenant.

b. Landlord may assign its obligations, rights and duties under this Supplement separate and apart from the Lease, and in all events without the consent of Tenant. In such event, this Supplement shall continue in full force and effect without change, abatement or offset, and Landlord shall be automatically relieved of all liability and obligations under this Supplement so long as such are expressly assumed in writing by the assignee.

12. Force Majeure Events. Landlord's ability to install, maintain and operate the Generators and to provide Standby Power Service to the Premises in accordance with this Supplement is subject to the occurrence of any Force Majeure Event. Notwithstanding anything in this Supplement to the contrary, Landlord shall not be chargeable with, or liable to Tenant for, anything or in any amount for any failure to perform or delay caused by any of the following ("Force Majeure Event"): fire; earthquake; explosion; flood; hurricane; the elements; acts of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; enforcement of Laws; war, terrorist act or acts, invasion; insurrection; rebellion; riots; strikes or lockouts; inability to perform, control or prevent which is beyond the reasonable control of Landlord; and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Supplement by Landlord; provided, however, lack of funds shall not be deemed a Force Majeure Event.

13. Indemnity. Notwithstanding any termination of this Supplement, except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors (and subject to Section 7.3 of the Lease), Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys' fees arising from or relating to (a) any loss of life, damage or injury to person, property or business occurring in or from the Premises or the Complex and caused by or in connection with (i) the performance of any of Tenant's obligations under this Supplement with respect to the Premises, Served Systems, Non-Served Systems or Complex AC, or (ii) any violation of the terms of this Supplement, or (iii) any other act or omission of, Tenant, any other occupant of the Premises, or any of their respective agents, employees, contractors or guests, (b) any failure by Tenant to comply with any Rules, Protocols or Laws with respect to Tenant's obligations under this Supplement, or (c) any failure by Tenant to perform any of the agreements, terms, covenants or conditions of this Supplement required to be performed by Tenant. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any Hazardous Material (whether or not any of such matters shall have been theretofore approved by Landlord). In case Landlord, its agents or employees, shall be made a party to any litigation commenced by or against Tenant, then Tenant shall indemnify, defend and hold them harmless and shall pay all costs, expenses, and reasonable attorneys' fees incurred or paid by them in connection with such litigation. The obligations assumed herein shall survive the expiration or sooner termination of this Supplement. The foregoing indemnity shall be in addition to, and shall not be in discharge of or in substitution for, any of the insurance requirements or any other indemnity provisions of this Supplement or the Lease.

14. Waiver of Claims. TENANT HEREBY WAIVES AND RELEASES LANDLORD, ITS MEMBERS, PARTNERS, AFFILIATES, SUBSIDIARIES, OFFICERS, EMPLOYEES AND AGENTS FROM ALL CLAIMS, DEMANDS, DAMAGES, LIABILITIES, COSTS AND EXPENSES WITH RESPECT TO LANDLORD'S PROVISION, REGULATION, REDUCTION, LIMITATION OR DISCONTINUATION OF EMERGENCY STANDBY ELECTRIC POWER SERVICE, OR LANDLORD'S DECISIONS, ACTS OR OMISSIONS RELATING THERETO, OR THE INABILITY OF LANDLORD TO DELIVER STANDBY POWER SERVICE, IN WHOLE OR IN PART, FOR ANY REASON WHATSOEVER, OR THE OPERATION, MAINTENANCE, REPAIR OR REPLACEMENT OF THE GENERATORS. TENANT FURTHER AGREES THAT LANDLORD SHALL NOT B E LIABLE FOR, AND TENANT WAIVES, ALL CLAIMS FOR LOSS OR DAMAGE TO TENANT'S BUSINESS OR LOSS, THEFT OR DAMAGE TO TENANT'S PROPERTY OR THE PROPERTY OF ANY PERSON CLAIMING BY, THROUGH OR UNDER TENANT, INCLUDING, WITHOUT LIMITATION, ANY DIRECT, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES RESULTING FROM THE INSTALLATION, OPERATION, MAINTENANCE, REPAIR OR REPLACEMENT OF THE GENERATORS OR THE PROVISION OF EMERGENCY STANDBY ELECTRIC POWER SERVICE TO THE PREMISES PURSUANT TO THIS SUPPLEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TENANT AGREES THAT TENANT'S SUBSCRIPTION FOR EMERGENCY STANDBY ELECTRIC POWER SERVICE SHALL BE AT TENANT'S OWN RISK.

15. Waiver of Warranties. ALL WARRANTIES OF LANDLORD, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE GENERATORS OR THE PROVISION OF EMERGENCY STANDBY ELECTRIC POWER SERVICE PURSUANT TO THIS SUPPLEMENT ARE HEREBY DISCLAIMED.

16 Landlord Exculpation. THE LIABILITY OF LANDLORD (AND ANY SUCCESSOR LANDLORD) TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS SUPPLEMENT SHALL BE LIMITED SOLELY AND EXCLUSIVELY TO THE INTEREST OF LANDLORD IN THE COMPLEX AS PROVIDED IN SECTION 8.5 OF THE LEASE. TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE COMPLEX FOR RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. LANDLORD SHALL NOT HAVE ANY PERSONAL LIABILITY UNDER THIS SUPPLEMENT, AND TENANT EXPRESSLY WAIVES AND RELEASES SUCH PERSONAL LIABILITY ON BEHALF OF ITSELF AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT. IN NO EVENT SHALL LANDLORD B E LIABLE UNDER ANY CIRCUMSTANCES FOR INJURY OR DAMAGE TO, OR INTERFERENCE WITH, TENANT'S BUSINESS, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF RENTS OR OTHER REVENUES, LOSS OF BUSINESS OPPORTUNITY, LOSS OF GOODWILL OR LOSS OF USE, IN EACH CASE, HOWEVER OCCURRING.

17. Miscellaneous.
a. Binding Upon Parties. Each of the terms and provisions of this Supplement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, legal representatives, successors and assigns, subject to the provisions of Paragraph 11 above; and all references herein to Landlord and Tenant shall be deemed to include all such parties. The term "Landlord" as used in this Supplement, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean only the owner or owners of the Complex at the time in question.

b. Governing Law. This Supplement shall be construed in accordance with the laws of the state in which the Complex is located.

c. Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

d. Headings. The Article and Paragraph headings herein are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Supplement.

e. Pronouns. Any pronoun used in place of a noun shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, assigns, according to the context hereof.

f. Counterparts. This Supplement may be executed in multiple identical counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together shall constitute one and the same agreement.

LANDLORD: G&I X BRIC FEE OWNER LLC, a Delaware limited liability company By: ________________________________ Name: ______________________________ Title: _______________________________
TENANT: ___________________________________ By: ________________________________ Name: ______________________________ Title: _______________________________

EXHIBIT “A”
CAPACITY RESERVATION CHARGE
EXHIBIT “B”
SERVED SYSTEMS

EXHIBIT “G”
CAPACITY RESERVATION CHARGE
Monthly Capacity Reservation Charge: Landlord shall monitor Tenant’s load for one month to determine Tenant’s peak demand and Landlord shall charge $15.00 for peak demand kilowatt-hour(s)(kWh), payable on a monthly basis.

    G-1

EXHIBIT “H”
SIGN CONCEPTS
[*****]

    H-1